EXECUTION VERSION STOCK PURCHASE AGREEMENT dated as of August 2, 2022 by and among MATRIX FINANCIAL SERVICES CORPORATION, FREEDOM MORTGAGE CORPORATION, and ROUNDPOINT MORTGAGE SERVICING CORPORATION

TABLE OF CONTENTS

		Page
ARTICLE I	DEFINITIONS	1
Section 1.1	Definitions	1
ARTICLE II	PURCHASE AND SALE OF SHARES	19
Section 2.1	Purchase and Sale of Shares	19
Section 2.2	Purchase Price	19
Section 2.3	Withholding	22
ARTICLE III	CLOSING	22
Section 3.1	Closing	22
Section 3.2	Payments	23
Section 3.3	Deliverables	23
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING SELLER	24
Section 4.1	Due Organization, Qualification and Authority	24
Section 4.2	Shares	25
Section 4.3	Conflicts; Non-contravention	25
Section 4.4	Seller Approvals	25
Section 4.5	Legal Proceedings	25
Section 4.6	Brokers' Fees	26
Section 4.7	S Corporation Status	26
ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	26
Section 5.1	Due Organization, Qualification and Authority	26
Section 5.2	Capitalization and Subsidiaries	27
Section 5.3	Conflicts; Non-contravention	28
Section 5.4	Company Approvals	28
Section 5.5	Financial Information	28
Section 5.6	Assets	29
Section 5.7	Mortgage Servicing Business	29
Section 5.8	Absence of Changes	31
Section 5.9	Undisclosed Liabilities	31
Section 5.10	Intangible Assets; Intellectual Property	32
Section 5.11	Tax Matters	33
Section 5.12	Material Contracts	35
Section 5.13	Compliance with Laws; Permits	38
Section 5.14	Legal Proceedings; Orders	39
Section 5.15	Employment Matters; Employee Benefits	39
Section 5.16	Privacy and Security Policies; Privacy Statements; Data Protection	43
Section 5.17	Real Property	44

Section 5.18	Insurance	45
Section 5.19	Affiliate Obligations	45
Section 5.20	Brokers' Fees	46
Section 5.21	No Other Representations or Warranties	46
ARTICLE VI	Representations and Warranties of Buyer	46
Section 6.1	Due Organization and Authority	46
Section 6.2	Conflicts; Non-contravention	47
Section 6.3	Buyer Approvals	47
Section 6.4	Financial Capacity	47
Section 6.5	Brokers' Fees	47
Section 6.6	No Other Representations or Warranties	47
ARTICLE VII	COVENANTS	48
Section 7.1	Divestiture	48
Section 7.2	Pre-Closing Conversion	48
Section 7.3	Pre-Closing Covenants; Ordinary Conduct	48
Section 7.4	Cooperation; Approvals and Filings	51
Section 7.5	Pre-Closing Access; Confidentiality	52
Section 7.6	Employee Matters	53
Section 7.7	Termination of Dallas Lease	54
Section 7.8	Notice of Certain Matters	54
Section 7.9	Preservation of Records	54
Section 7.10	Intercompany Accounts	54
Section 7.11	Sublease	54
Section 7.12	Subservicing Agreement	55
Section 7.13	Tax Credits	55
Section 7.14	Servicing Platform Agreements	56
Section 7.15	No Solicitation	56
Section 7.16	Supplements	56
ARTICLE VIII	Post-Closing Covenants	56
Section 8.1	Further Action	56
Section 8.2	Confidentiality	57
Section 8.3	Delivery of Dataroom File	58
Section 8.4	Director and Officer Indemnification	58
Section 8.5	Restrictive Covenants	58
ARTICLE IX	CERTAIN TAX MATTERS	60
Section 9.1	Straddle Periods	60
Section 9.2	Tax Sharing Agreements	61
Section 9.3	Pre-Closing Tax Period Tax Returns	61
Section 9.4	Other Tax Returns	61
Section 9.5	Transfer Taxes	61
Section 9.6	Cooperation; Audits	62
Section 9.7	Tax Controversies	62

ii

Section 9.8	Refunds	63
Section 9.9	Intended Tax Treatment	63
Section 9.10	Allocation of Purchase Price for Tax Purposes	63
ARTICLE X	CONDITIONS TO CLOSING	64
Section 10.1	Conditions of All Parties	64
Section 10.2	Conditions of Buyer	64
Section 10.3	Conditions of Seller	65
Section 10.4	Frustration of Closing Conditions	66
ARTICLE XI	TERMINATION	66
Section 11.1	Termination Rights	66
Section 11.2	Effect of Termination	67
Section 11.3	Termination Fees	67
ARTICLE XII	INDEMNIFICATION	68
Section 12.1	Survival	68
Section 12.2	Indemnification of the Buyer Indemnitees	69
Section 12.3	Indemnification of the Seller Indemnitees	69
Section 12.4	Procedures	70
Section 12.5	Third-Party Claims	71
Section 12.6	Attorneys' Fees and Expenses	72
Section 12.7	Other Recovery and Indemnification Matters	72
Section 12.8	Exclusive Remedy	73
ARTICLE XIII	MISCELLANEOUS	73
Section 13.1	Press Releases and Public Announcements	73
Section 13.2	No Third-Party Beneficiaries	73
Section 13.3	Entire Agreement	73
Section 13.4	Succession and Assignment	74
Section 13.5	Counterparts	74
Section 13.6	Headings	74
Section 13.7	Notices	74
Section 13.8	Governing Law; Jurisdiction and Venue	75
Section 13.9	Amendments and Waivers	76
Section 13.10	Injunctive Relief	76
Section 13.11	Severability	76
Section 13.12	Expenses	77
Section 13.13	Construction	77
Section 13.14	Incorporation of Disclosure Schedules	77
Section 13.15	Waiver of Jury Trial	77
Section 13.16	Mutual Release	78
Section 13.17	Counsel	78

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iv Exhibits Exhibit A Form of Cutoff Date Statement Exhibit B Form of Closing Statement Exhibit C Sublease Terms Exhibit D Form of Subservicing Agreement Exhibit E Earnings Pro Forma

STOCK PURCHASE AGREEMENT This Stock Purchase Agreement (this “Agreement”) is entered into as of August 2, 2022 (the “Signing Date”), by and among MATRIX FINANCIAL SERVICES CORPORATION, an Arizona corporation (“Buyer”), FREEDOM MORTGAGE CORPORATION, a New Jersey corporation (“Seller”), and ROUNDPOINT MORTGAGE SERVICING CORPORATION, a Delaware corporation (the “Company”). Buyer, Seller and the Company are sometimes referred to collectively herein as the “Parties” and individually as a “Party.” RECITALS WHEREAS, Seller owns all of the issued and outstanding Equity Securities of the Company (the “Shares”); WHEREAS, at least one day prior to the Closing, Seller shall cause the Company to be converted to a limited liability company organized in the State of Delaware; WHEREAS, (i) Seller, as the sole shareholder of the Company, has and (ii) the boards of directors of the Company and Seller have each authorized the Company’s or Seller’s, as applicable, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions; and WHEREAS, on the terms and subject to the conditions hereof, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the Shares. AGREEMENT NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows: ARTICLE I DEFINITIONS Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below: “Addendum Policy” has the meaning set forth in Section 8.6. “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. “Affiliate Loan/Advance Amount” means the aggregate amount of any Affiliate Loans/Advances.

2 “Affiliate Loans/Advances” means any and all Company Indebtedness or advances payable by the Company or the Company Sub to any Affiliates of the Company or the Company Sub or any officer, manager, partner or director of the Company, the Company Sub or any of their respective Affiliates. “Affiliate Obligation” has the meaning set forth in Section 5.19. “Agency” means FHA, VA, HUD, RD, Fannie Mae, Freddie Mac and Ginnie Mae. “Agency Obligations” means, with respect to any Mortgage Loan and any Agency, (a) all outstanding repurchase requests made by an applicable Agency, (b) any obligation, cost, fee, claim or Liability (actual or contingent) of the Company or the Company Sub in respect of such Mortgage Loan to indemnify an applicable Agency for any losses incurred in respect of any Mortgage Loan (i) that was determined at the time of sale to have been ineligible for sale to such Agency due to a breach of one or more representations and warranties but accepted for purchase subject to any waiver and indemnity obligations or (ii) arising out of or relating to any error to Service such Mortgage Loan in accordance with Applicable Requirements, (c) any and all other obligations, costs, fees, claims or Liabilities described from time to time as being sold “with recourse” (or terms of similar meaning) and (d) any risk fee or similar arrangements or agreements. “Agreement” has the meaning set forth in the preamble. “Ancillary Agreements” means the other agreements and certificates contemplated by this Agreement to be entered into or delivered by the Parties or their respective Subsidiaries or Affiliates in connection with the Transactions, including the Sublease and the Subservicing Agreement. “Applicable Law” means, with respect to any Person, each provision of any national, supranational, federal, state, local, municipal or foreign law, statute, code, ordinance, regulation, requirement, rule, treaty, interpretive guidance or Order promulgated, adopted, enacted, implemented, issued, passed, approved or otherwise put into effect by or under the authority of any Governmental Entity, including common law, that is binding upon or applicable to such Person. “Applicable Requirements” means, with respect to a Mortgage Loan (a) the terms of the Mortgage and Mortgage Note, (b) all Applicable Laws and regulatory requirements, including, without limitation, those pertaining to processing, underwriting, origination, insuring, servicing, purchase, sale and filing of claims with respect to Mortgage Loans, and (c) all requirements of the Company or the Company Sub to an applicable warehouse lender, Agency or investor, including all applicable Servicing Agreements and the Agency handbooks and guides, including relating to the pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time. “Approval” means, as the context requires, any consent, notice, permission or waiver of, or registration, declaration or other action or filing with or exemption by any Person, including any Governmental Entity or Agency. “Boarded Loans” has the meaning set forth in Section 7.12(b).

3 “Burdensome Condition” means any obligation, restriction, requirement, limitation, divestiture, condition, hold separate, remedy, cost, Liability or other action imposed by a Governmental Entity that would reasonably be expected to be material (a) with respect to Company, to either the assets, liabilities, business, financial condition or results of operation of the Company or the Company Sub or (b) with respect to Buyer and its Affiliates, to any business of Buyer and its Affiliates. “Business” means the mortgage servicing and subservicing business of the Company and Company Sub, including the billing, collection, escrow, loss mitigation and Servicing activities associated with single-family residential mortgage loans in all fifty states, the District of Columbia and the U.S. Virgin Islands, insurance brokerage, and any other business activities of the Company or Company Sub that are mutually agreed to in writing by the Parties prior to the Closing, but excluding the Divested Business. “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York. “Business Employee” means each individual employed by the Company or the Company Sub primarily in respect of the Business. “Buyer” has the meaning set forth in the preamble. “Buyer Approvals and Filings” has the meaning set forth in Section 6.3. “Buyer Fundamental Representations” has the meaning set forth in Section 10.3(a). “Buyer Indemnitees” means Buyer, the Company, the Company Sub, each of their respective Affiliates, and each of its and their respective directors, officers, employees, agents, equity holders, successors and assigns. “Buyer Material Adverse Effect” has the meaning set forth in Section 6.3. “Buyer Breach Termination Fee” means an amount equal to (a) one million dollars ($1,000,000), plus (b) the Post-Termination Operating Costs, plus (c) to the extent the aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are less than zero dollars ($0), the absolute value of the amount by which such aggregate Earnings are less than zero dollars ($0), minus (d) to the extent the aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are greater than zero dollars ($0), the amount by which such aggregate Earnings are greater than zero dollars ($0), provided that such amount shall not exceed the amount of Post- Termination Operating Costs. “Buyer No-Fault Termination Fee” means an amount equal to (a) the Post-Termination Operating Costs, plus (b) the absolute value of the amount by which the aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are less than zero dollars ($0). “Buyer’s Proposed Allocation” has the meaning set forth in Section 9.10.

4 “Cap” means an amount equal to fifteen percent (15%) of the Preliminary Purchase Price. “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136. “Cash” means cash and cash equivalents (including marketable securities, short-term investments, funds in time and demand deposits or similar accounts on hand or in financial institutions), net of outstanding uncleared checks or drafts, postdated checks and outgoing wire transfers, and in each case excluding Restricted Cash. “Change of Control Payments” means any Liability of the Company or the Company Sub for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses, employee benefits and similar liabilities with respect to any of the foregoing, in each case that arises as a result of the Transactions (whether alone or together with any other event or events), except to the extent such amount was specifically taken into account in the Cutoff Date Statement and the Closing Statement. “Claim” has the meaning set forth in Section 12.4(a). “Claim Notice” has the meaning set forth in Section 12.4(a). “Closing” has the meaning set forth in Section 3.1. “Closing Date” has the meaning set forth in Section 3.1. “Closing Date Net Tax Amount” means, with respect to a Person, the excess of the amount of such Person’s accrued Taxes which remain unpaid as of the Closing Date with respect to any Tax Return related to a Pre-Closing Tax Period (or any portion of the Closing Date Straddle Period ending on and including the Closing Date) with an original due date (including applicable extensions) after the Closing Date, over any estimated Tax payments made by such Person with respect to such Taxes; provided, that the Closing Date Net Tax Amount shall take into account the amount of any Transaction Deductions even if accrued after the Closing Date (but shall never be less than zero dollars ($0)). For the avoidance of doubt, payroll taxes of the Company or the Company Sub the payment of which has been deferred pursuant to the CARES Act and which remain unpaid as of the Closing Date shall be included in the Closing Date Net Tax Amount. “Closing Date Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date. “Closing Date Tangible Net Book Value” means the Tangible Net Book Value as of 11:59 p.m. on the Closing Date. “Closing Statement” has the meaning set forth in Section 2.2(c)(ii). “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

5 “Code” means the Internal Revenue Code of 1986, as amended, and any successor to such statute. “Company” has the meaning set forth in the preamble; provided, that references to the Company with respect to periods following the Conversion shall mean Company LLC. “Company Approvals and Filings” has the meaning set forth in Section 5.4. “Company Assets” has the meaning set forth in Section 5.6. “Company Benefit Plan” means each Employee Benefit Plan established or maintained in respect of any current or former Company Service Provider. “Company Data” has the meaning set forth in Section 5.16(d). “Company Indebtedness” means, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable in connection with repayment at the Closing, to the extent applicable) with respect to, any obligations of the Company or the Company Sub consisting of: (a) obligations relating to indebtedness for borrowed money, whether or not contingent, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations, contingent or otherwise, under any performance bond, security bond, surety or similar bond or letter of credit (whether or not drawn or called), bank guarantees or similar facilities; (d) obligations in respect of capitalized leases; (e) obligations in respect of banker’s acceptances or letters of credit (whether or not drawn); (f) obligations for the deferred purchase price of property or services; (g) deferred gain relating to a sale leaseback; (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) above of any other Person secured by any Lien on any assets of the Company or the Company Sub (other than the Divested Business); (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (h) above of any other Person; (j) obligations in respect of interest under any Interest Rate Protection Agreement, in each case with respect to clauses (a) through (h) above together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties; and (k) amounts due under settlement agreements. For the avoidance of doubt, “Company Indebtedness” shall not include any amounts included as Transaction Expenses. “Company Insurance Agreements” has the meaning set forth in Section 5.18. “Company Intellectual Property” has the meaning set forth in Section 5.10(a). “Company LLC” has the meaning set forth in Section 7.2. “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had a material adverse effect upon the Business or the assets, liabilities, financial condition or operating results of the Business, taken as a whole; provided, however, that no event, circumstance, change or effect to the extent resulting from the following shall be deemed to constitute a “Company Material Adverse Effect”: (a) changes after the Signing Date in the economy or financial or banking markets in which the Business operates; (b) any

6 outbreak or escalation of hostilities or act of terrorism or any declaration of war; (c) changes after the Signing Date in accounting principles or practices or Applicable Laws applicable to the Company; (d) flood, hurricane, earthquake or other natural disaster, epidemic, pandemic, disease outbreak (including COVID-19) or other public health emergency, or act of God; (e) the Divestiture or any other action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) events, circumstances, changes or effects to the extent expressly set forth in the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement, but only to the extent that the possibility of such events, circumstances, changes or effects to have a material adverse effect is readily apparent from or would be reasonably expected from the matters so disclosed; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, in each case as a result of the identity of Buyer; or (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period or the loss of any subservicing client of the Business; provided that, notwithstanding the foregoing, the underlying cause or causes of such failure of the Company or the Business to meet any internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance or retain such subservicing client may be taken into consideration in determining whether a Company Material Adverse Effect has occurred; provided, further, that any matter described in any of the foregoing clauses (a), (b), (c) and (d) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such matter has or would reasonably be expected to have a disproportionate effect on the Company or the Business relative to other entities operating in the industry in which such the Company operates. “Company Owned Intellectual Property” means all registered or unregistered IP Rights owned by the Company or the Company Sub and necessary to conduct the Business as currently conducted (excluding the Divested Assets). “Company Returns” has the meaning set forth in Section 5.11(a). “Company Releasor” has the meaning set forth in Section 13.16. “Company Service Provider” means each Business Employee and each other natural person independent contractor who provides services primarily in respect of the Business. “Company Sub” means RoundPoint Mortgage Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company. “Competing Proposal” has the meaning set forth in Section 7.15(a). “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated December 16, 2021, by and between Seller and Two Harbors Investment Corp., the ultimate parent company of Buyer. “Continuing Employee” means each Business Employee who is employed by the Company or Company Sub as of the Closing. “Conversion” has the meaning set forth in Section 7.2.

7 “Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, bid, note, indenture, instrument or other agreement. “COVID-19” means the ongoing SARS-CoV-2/COVID-19 pandemic. “Cutoff Date” means the last calendar day of the month immediately preceding the Closing Date. “Cutoff Date Net Tax Amount” means, with respect to a Person, the excess of the amount of such Person’s accrued Taxes which remain unpaid as of the Cutoff Date with respect to any Tax Return related to any Tax period ending on or before the Cutoff Date (or any portion of the Cutoff Date Straddle Period ending on and including the Cutoff Date) with an original due date (including applicable extensions) after the Cutoff Date, over any estimated Tax payments made by such Person with respect to such Taxes; provided, that the Cutoff Date Net Tax Amount shall take into account the amount of any Transaction Deductions even if accrued after the Cutoff Date (but shall never be less than zero). For the avoidance of doubt, payroll taxes of the Company the payment of which has been deferred pursuant to the CARES Act and which remain unpaid as of the Cutoff Date shall be included in the Cutoff Date Net Tax Amount. “Cutoff Date Straddle Period” means any Tax period that begins on or before the Cutoff Date and ends after the Cutoff Date. “Cutoff Date Tangible Net Book Value” means the Tangible Net Book Value as of 11:59 p.m. on the Cutoff Date. “Cutoff Date Statement” has the meaning set forth in Section 2.2(c)(i). “Cyber Loss” means any and all Losses arising in connection with actions or omissions occurring prior to the Closing Date that arise as a result of a Security Incident or any other matter covered by a customary technology errors and omissions and cyber security insurance policy, including (i) unauthorized acquisition of, access to, loss of, use, processing, sale or rental of private information or sensitive data, (ii) ransomware, phishing, DDoS or other attacks resulting in monetary, reputational or material loss, or (iii) other act or omission that adversely affects or compromises the security, integrity or confidentiality of private information, sensitive data or computer systems. “Cyber Policy” has the meaning set forth in Section 8.6. “D&O Tail” has the meaning set forth in Section 8.4(b). “Dallas Lease” has the meaning set forth in Section 7.7. “Data Protection Requirements” means (a) all Privacy Laws, (b) the Company’s Privacy and Security Policies, (c) any Data Protection Judicial Orders and (d) Privacy Contracts. “Data Protection Judicial Orders” means any administrative, regulatory or judicial order, warrant, subpoena, regulatory opinion, or audit result issued by a Governmental Entity to the Company or the Company Sub relating to the Processing of Personal Data.

8 “Dataroom” means the virtual data rooms, hosted by Intralinks and having the names “Project Entelechy” and “Project Falcon” established by Seller in connection with the transactions contemplated by this Agreement. “De-Boarding Fees” means all costs, fees, charges and expenses incurred in connection with the de-boarding of assets and the transfer of subservicing of Mortgage Loans. “Deductible” means an amount equal to one half of one percent (0.5%) of the Preliminary Purchase Price. “Disputes” has the meaning set forth in Section 13.16. “Divested Business” has the meaning set forth in Section 7.1. “Divestiture” has the meaning set forth in Section 7.1. “Divestiture Costs” means any and all costs and expenses arising out of or relating to the Divestiture. “Earnings” means, with respect to the Company, the net income of the Business (a) calculated in accordance with GAAP pursuant to the methodologies utilized in preparing the Company’s audited financial statements for the Most Recent Fiscal Year End and (b) determined in accordance with the Company’s historical approach to business segment reporting; provided, that for purposes of determining “Earnings”: (i) all revenue associated with servicing and subservicing shall be included, including all servicing and subservicing revenue from the RPX Platform (which shall not include any non-servicing revenue (including any gain on sale spread from the sale of the associated Mortgage Loans or MSRs) from the RPX Platform) as well as the actual De-Boarding Fees received in respect of the associated Mortgage Loans; (ii) the Platform Operating Costs shall be included; (iii) the Overhead Expenses shall be included; (iv) all revenues, costs and expenses related to the Divested Business shall be excluded and Earnings shall be determined on a pro forma basis as if the Divestiture had been consummated prior to the period of determination of such Earnings; and (v) all Transaction Expenses shall be excluded; provided, that, for the avoidance of doubt, in no event shall any amounts arising out of the same items be included in both Overhead Expenses and Platform Operating Costs. Set forth on Exhibit E is an illustrative pro forma calculation of Earnings. “Employee Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, regardless whether subject to ERISA, (b) any bonus or incentive compensation, retention, vacation pay, cafeteria, fringe benefit, unemployment compensation, change in control or severance, employment, consulting or restrictive covenant plan, agreement, program, policy or arrangement and (c) any other employee benefit plan, agreement, program, policy or arrangement. “Equity Securities” means (a) any and all shares, interests or equivalents in capital stock, equity securities or partnership, membership or other ownership interests (including limited liability company, partnership and joint venture interests, whether voting or nonvoting, and whether common or preferred) of a Person, (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in clause (a) hereof or security

9 containing any profit participation features, (c) any stock appreciation rights, phantom stock rights or other similar rights and (d) any warrants, commitments, rights or options, directly or indirectly, to subscribe for or purchase any of the foregoing. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. “ERISA Affiliate” means each entity that is or was treated as a single employer with the Company for purposes of Section 414 of the Code. “Excluded Clients” has the meaning set forth in Section 8.5(a)(ii). “Excluded Client Fees” has the meaning set forth in Section 8.5(a)(ii). “Excluded Liabilities” means the Divestiture Costs and any and all Liabilities related to or arising from (a) the Divested Business and the Divestiture, (b) any current or former employee of Seller or its Affiliates (including the Company and the Company Sub) who is not a Continuing Employee, (c) any Mortgage Loan origination activities and any obligations related to Mortgage Loans originated or sold by the Company or the Company Sub or any derivatives entered into in connection therewith, in each case, prior to the Closing, (d) MSRs owned by the Company or the Company Sub prior to the Closing, and any servicing advance obligations related to such MSRs and (e) any Servicing Agreement or other arrangement to the extent related to any client or customer of the Business prior to the Closing where such Servicing Agreement or other arrangement or any new arrangement that substantially replaces such Servicing Agreement or other arrangement will continue with Seller or any of its Affiliates following the Closing. “Existing Counsel” has the meaning set forth in Section 13.17. “Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto. “FHA” means the United States Federal Housing Administration, or any successor thereto. “Filing” means, as the context requires, any notice to, or registration, declaration or filing with, any Person, including any Governmental Entity or Agency. “Final Purchase Price” has the meaning set forth in Section 2.2(d)(iii). “Financial Statements” has the meaning set forth in Section 5.5(a). “Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto. “GAAP” means at any time, the generally accepted accounting principles in the United States at such time, applied on a consistent basis.

10 “Ginnie Mae” means the Government National Mortgage Association, or any successor thereto. “Governmental Entity” means (a) any nation or government, including any federal, state, local or foreign municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other subdivision thereof or (b) any entity, arbitral body, instrumentality, department, Agency, commission, bureau, agency, body, authority, board, court, tribunal, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military or taxing governmental functions. “Health Plan” has the meaning set forth in Section 5.15(m). “Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder. “HUD” means the United States Department of Housing and Urban Development, or any successor thereto. “Indemnified Party” has the meaning set forth in Section 12.4(b). “Indemnifying Party” has the meaning set forth in Section 12.4(b). “Independent Accounting Firm” means a nationally recognized accounting firm independent of each of Seller and Buyer, selected by the mutual agreement of the Parties or as appointed by accounting firms designated by each of the Parties, if the Parties cannot so mutually agree. “Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate lock commitments or other similar agreement or arrangement to which the Company is a party. “Interim Period” means the period commencing on October 1, 2022 and ending on the Closing Date. “Interim Period Adjustment” means an amount equal to the aggregate Earnings of the Company during the Interim Period. “IP Rights” means all right, title and interest in intellectual property, whether protected, created or arising under any Applicable Law, including: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, provisionals, extensions and reexaminations thereof and patents issuing thereon; (b) all trademarks, service marks, trade dress, logos, trade names, “doing business as” names, corporate names, service names, brand names, social media handles, trade dress rights, trade styles, logos and other source or business identifiers, together with all common law rights and goodwill associated therewith, along with all applications, registrations, renewals and extensions thereof; (c) all copyrightable works, copyrights, mask works, database rights, design

11 rights and all published and unpublished works of authorship (whether or not copyrightable), whether or not registered or published, all applications, registrations, recordations and renewals in connection therewith, along with all extensions and renewals thereof; (d) all confidential and proprietary information, including trade secrets, know-how, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development and all other confidential and proprietary financial, marketing and business data, technical data, specifications, designs, drawings, formulae, algorithms, procedures, techniques, research and development and methods; (e) Internet domain names; (f) Software; and (g) all other intellectual property rights arising from or relating to all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein. “IRS” has the meaning set forth in Section 5.11(e). “IT Assets” means any and all computers, software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment used in the operation of the Business, and all associated documentation. “Knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.1(a), and the knowledge that each such Person would have obtained after reasonable inquiry as would be performed by a prudent individual serving in a similar position. “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or the Company Sub pursuant to a Lease. “Leases” means all written leases, subleases, licenses, concessions and other agreements related to the use or occupancy of real property, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto. “Liability” means any debt, liability, duty or obligation, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Applicable Law, Applicable Requirement, Order or Contract. “Lien” means any lien, mortgage, deed of trust, pledge, encumbrance, charge, security interest, adverse claim, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other similar encumbrance of any kind, including any conditional sale or other title retention contract, community property interest, encroachment, easement, license, servitude, right of way, covenant or zoning restriction, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar Applicable Law of any jurisdiction. “Losses” means any and all damages, losses, charges, Liabilities, claims, demands, judgments, settlements, awards, interest, penalties, fees, Taxes, costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees and out-of-pocket disbursements);

12 provided, that “Losses” shall not include any punitive damages except to the extent awarded in connection with Third-Party Claims. “Material Contract” has the meaning set forth in Section 5.12(a). “Minimum Servicing Fee” means for any given month an amount payable by Buyer to Company equal to: (a)(i) the Subservicing Threshold applicable as of the first day of such month, less (ii) the number of Boarded Loans as of the first day of such month, times (b) $7.00. “Minimum Servicing Fee Credit” means for any given month an amount equal to: (a)(i) the number of Boarded Loans as of the first day of such month, less (ii) the Subservicing Threshold applicable as of the first day of such month, times (b) $7.00. “Minimum Staffing Ratio” means, as of the applicable determination period, the minimum number of Servicing Personnel required to ensure the quotient of (a) the number of Boarded Loans, divided by (b) the number of Servicing Personnel, does not exceed one thousand five hundred (1,500). “Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a Lien on real property with respect to the Mortgage Loans. “Mortgage Loan” means any residential mortgage loan that is evidencing the indebtedness of the Mortgagor under a Mortgage Note and any home equity conversion loan, construction loan, co-op loan or other mortgage loan product. “Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by a Mortgagor and secured by a Mortgage. “Mortgagor” means the obligor(s) on a Mortgage Note. “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements. “Most Recent Financial Statements” has the meaning set forth in Section 5.5(a). “Most Recent Fiscal Month End” has the meaning set forth in Section 5.5(a). “Most Recent Fiscal Year End” has the meaning set forth in Section 5.5(a). “MSRs” means the contractual right to receive servicing fees and other remuneration in exchange for performing loan servicing functions on behalf of Agencies and investors in Mortgage Loans. “Negative Adjustment Amount” has the meaning set forth in Section 2.2(d)(iii). “Notified Party” has the meaning set forth in Section 9.7(a).

13 “Order” means any order, award, decision, determination, injunction, judgment, ruling, decree, charge, writ, subpoena, verdict or other binding obligation entered, issued, made or rendered by any Governmental Entity or arbitrator. “Ordinary Course of Business” means the ordinary course of business of the Business consistent with the Company’s prior customs and practices. “Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law and (c) any amendment or modification to any of the foregoing. “Outside Date” has the meaning set forth in Section 11.1(e). “Overhead Expenses” means, for each month, (a) fifty percent (50%) of the rent, utilities and other property maintenance charges incurred in connection with the Leased Real Property located in Fort Mill, South Carolina, plus the lesser of (b)(i) wages, salaries, commissions, bonuses, benefits and other compensation due and payable to the individuals in the positions identified on Exhibit E as “Corporate Positions” (including any replacements, additions or adjustments reasonably necessary for the Business to satisfy its obligations under this Agreement) and the general technology and corporate overhead expenses incurred by the Company that are allocated to the Business (after taking into account the size, usage and general operations of the Business relative to the Divested Business and determined in accordance with the Company’s approach to business segment reporting for the Most Recent Fiscal Year End) and (ii) one million dollars ($1,000,000). “Parties” or “Party” has the meaning set forth in the preamble. “Payoff Letters” has the meaning set forth in Section 3.3(a)(xi). “Permit” means any license, franchise, permit, certificate, approval, variance, waiver, exemption, certificate of occupancy, Order, consent or other similar authorization issued by any Governmental Entity or Agency. “Permitted Lien” means: any (a) Liens for Taxes not yet due or payable or for Taxes that the Company or the Company Sub is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established in accordance with GAAP; (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, in each case for which adequate reserves have been established in accordance with GAAP; (c) encumbrances, encroachments, restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property; and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Entity, none of which interfere with the conduct of the Business. “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity or Governmental Entity.

14 “Personal Data” means all data or information that constitutes personal data, personal information, personally identifiable information, personally identifiable financial information or any equivalent term under Data Protection Requirement, provided that such data or information is owned by or in the possession, custody or control of, the Company or the Company Sub. “Platform Operating Costs” means all out-of-pocket costs, expenses and charges incurred by the Company or its Affiliates solely to the extent necessary to maintain and operate the Business, including: (a) wages, salaries, commissions, bonuses, benefits and other compensation due and payable to the individuals in the positions identified on Exhibit E as “Subservicing Channel Positions” including any replacements, additions or adjustments reasonably necessary for the Business to satisfy its obligations under this Agreement; (b) costs, fees, and expenses incurred to service Mortgage Loans in conformance with Agency standards; (c) costs, fees and expenses incurred to the extent necessary to perform under vendor Contracts of the Business; (d) costs, fees and expenses incurred to maintain all state licenses and permits for the origination and servicing of Mortgage Loans; and (e) costs, fees and expenses incurred to maintain all servicer ratings with any existing rating agency. Items (a)–(e) above are represented in the pro-forma calculation on Exhibit E as Servicing Platform Operating Expenses. “Positive Adjustment Amount” has the meaning set forth in Section 2.2(d)(iii). “Post-Termination Operating Costs” means the amount by which the Earnings of the Business during the period commencing on the date of termination of this Agreement and ending on the four (4) month anniversary of such date are less than zero dollars ($0); provided, that, such amount shall not include (a) any costs, fees, charges or expenses (i) to the extent expensed during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement and included in the calculation of Platform Maintenance Costs, (ii) incurred in connection with the negotiation, execution, consummation or de-boarding of assets under the Subservicing Agreement or (iii) incurred in connection with the termination of any employee, including severance, termination, benefit continuation or similar costs and expenses or (b) any termination fees or similar expenses or charges related to Contracts of the Business that have not been previously approved by Buyer in writing, including any Lease. “Pre-Closing Period” has the meaning set forth in Section 7.3. “Pre-Closing Tax Period” has the meaning set forth in Section 9.3. “Preliminary Purchase Price” has the meaning set forth in Section 2.2(a). “Premium Amount” means an amount equal to ten million five hundred thousand dollars ($10,500,000). “Privacy and Security Policies” has the meaning set forth in Section 5.16(a). “Privacy Contracts” means all Contracts between the Company or the Company Sub and any other party relating to the Processing of Personal Data.

15 “Privacy Laws” means (a) any Applicable Laws that relate to the Processing of Personal Data, including, without limitation, the Gramm-Leach-Bliley Act and (b) any Applicable Laws that relate to privacy, data security or data breach notification. “Privacy Statement” has the meaning set forth in Section 5.16(a). “Proceeding” means any action, claim, audit, lawsuit, litigation, investigation, subpoena, civil investigative demand or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity or arbitrator. “Process or Processing” shall mean any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of data (whether in electronic or any other form or medium). “Prohibited Transaction” has the meaning set forth in Section 406 of ERISA or Section 4975 of the Code. “Purchase Price” has the meaning set forth in Section 2.2(b). “Purchase Price Adjustments” has the meaning set forth in Section 2.2(b). “RD” means Rural Development, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to Rural Development. “Recourse” means any arrangement pursuant to which the Company or the Company Sub bears the risk of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Mortgage Loan. “Representatives” means, with respect to any Person, the directors, officers, employees, agents and advisors of such Person and its Affiliates. “Required Approvals and Filings” means the Approvals or Filings that are required in order for the Company to operate the Business after the Closing Date or to allow the Parties to consummate the Transactions, and that are set forth on Schedule 1.1(b). “Restricted Cash” means any cash and cash equivalents that are not freely usable by the Company due to any restrictions, limitations or Taxes on the use or distribution imposed by Applicable Law, Applicable Requirements or Contract, including escrow restrictions and restrictions on dividends and repatriations. “Restricted Period” has the meaning set forth in Section 8.5(a)(i). “RPX Platform” means the platform, including associated technology, contracts and employees set forth on Schedule 1.1(c), through which the Company acts as principal in an intermediary role between multiple sellers and multiple buyers of MSRs; provided that the “RPX Platform” does not include personnel involved in the boarding and de-boarding of loans and such personnel shall be considered Business Employees.

16 “Securitization Transaction” means any transaction, however named, involving the Company and any one or more purchasers and/or investors (other than an Agency) which provides for the monetization of a discrete pool or pools of (a) Mortgage Loans and/or Mortgage Notes or (b) collateral certificates through debt securities or ownership interests issued by a securitization issuer or securitization entity supported or backed by Mortgage Loans and/or Mortgage Notes or collateral certificates that in the case of each of clause (a) and (b) have been transferred to a securitization issuer by the Company. “Security Incident” means any actual or reasonably suspected instance of unlawful, unauthorized or accidental (i) Processing of Personal Data, or (ii) access to the IT Assets owned, leased or licensed by the Company or the Company Sub or Personal Data Processed by or on behalf of the Company. “Seller” has the meaning set forth in the preamble. “Seller Approvals and Filings” has the meaning set forth in Section 4.4. “Seller Breach Termination Fee” means an amount equal to (a) one million dollars ($1,000,000), plus (b) to the extent the aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are greater than zero dollars ($0), the amount by which such aggregate Earnings are greater than zero dollars ($0) plus (c) the aggregate amount of De-Boarding Fees incurred by Buyer in connection with the transfer of Mortgage Loans to the Company; provided, however, the aggregate amount due pursuant to this clause (c) shall in no event exceed Eight Million Dollars ($8,000,000). “Seller Fundamental Representations” has the meaning set forth in Section 10.2(a). “Seller Indemnifiable Losses” has the meaning set forth in Section 12.2(c). “Seller Indemnitees” means Seller, its Affiliates, and its and their respective directors, officers, employees, agents, equity holders, successors and assigns. “Seller Material Adverse Effect” has the meaning set forth in Section 4.4. “Seller Releasor” has the meaning set forth in Section 13.16. “Seller No-Fault Termination Fee” means the amount, if any, by which the aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are greater than zero dollars ($0). “Service” or “Servicing” means the responsibilities with respect to servicing of Mortgage Loans under Applicable Requirements, whether performed as a servicer, subservicer or interim servicer. “Servicing Agreement” means any Contract pursuant to which the Company or the Company Sub is obligated to service, subservice or interim service any Mortgage Loan on behalf of a third party, including any Agency. For the avoidance of doubt, the Servicing Agreement with respect to any Agency includes any servicing agreement, mortgage selling and servicing contract,

17 purchase document, guaranty agreement, or similar agreement with an Agency, including any and all waivers, amendments, addendums, or consents relating thereto, and any ancillary or related documents. “Servicing Personnel” means individuals in the positions identified on Exhibit E as “Subservicing Channel Positions.” “Servicing Transfer Schedule” has the meaning set forth in Section 7.12(b). “Shares” has the meaning set forth in the recitals. “Signing Date” has the meaning set forth in the preamble. “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (c) all documentation, including user manuals and other training documentation related to any of the foregoing; and (d) all databases, data feeds, and data warehouses, in each case necessary to conduct the Business as currently conducted (excluding the Divested Assets). “Specified Courts” has the meaning set forth in Section 13.8(b). “Sublease” has the meaning set forth in Section 7.11. “Subserviced Loan” means any Mortgage Loan that the Company or the Company Sub subservices (or previously subserviced) for another party pursuant to a Servicing Agreement. “Subservicing Agreement” has the meaning set forth in Section 7.12(a). “Subservicing Clients” means all Persons for whom the Company or the Company Sub has subserviced Mortgage Loans (other than Seller and its Subsidiaries). “Subservicing Customers” means all Mortgagors or other borrowers with respect to Mortgage Loans for which the Company or the Company Sub has acted as a servicer. “Subservicing Threshold” means the aggregate minimum number of Mortgage Loans to be transferred to Company by any designated date pursuant to Schedule 7.12. “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

18 “Supplement” has the meaning set forth in Section 7.16. “Tangible Net Book Value” means, with respect to the Company, (a) the total consolidated assets of the Company (excluding any deferred Tax assets or other Tax assets), minus (b) any intangible assets (including goodwill), minus (c) total liabilities, including any Company Indebtedness (excluding any deferred Tax liabilities or other Tax liabilities), minus (d) (i) in connection with the determination of the Cutoff Date Tangible Net Book Value, the Cutoff Date Net Tax Amount and (ii) in connection with the determination of the Closing Date Tangible Net Book Value, the Closing Date Net Tax Amount, in each case of clauses (a) – (d), determined in accordance with GAAP in accordance with the methodologies utilized in preparing the Company’s audited financial statements for the Most Recent Fiscal Year End. The Parties agree that, in connection with the calculation of Tangible Net Book Value, (x) all amounts set forth in clauses (a) through (d) shall exclude the Divested Business and all assets and liabilities related thereto and shall be determined on a pro forma basis as if the Divestiture had been consummated prior to the date of determination and (y) Tangible Net Book Value shall be otherwise calculated as if the Transactions had not occurred. “Tangible Net Book Value Difference” means an amount equal to (i) the Closing Date Tangible Net Book Value minus (ii) the Cutoff Date Tangible Net Book Value. “Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, gain, use, municipal, ad valorem, goods and services, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and (b) any deficiency assessments, interest, penalty, fine or addition in respect of any item described in clause (a) (and any interest in respect of such deficiency assessments, additions to tax, penalties and fines), whether disputed or not. “Tax Matter” has the meaning set forth in Section 9.7(a). “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any claim for refund or amendment thereof. “Third-Party Claim” has the meaning set forth in Section 12.5(a). “Transaction Approvals and Filings” means, collectively, the Company Approvals and Filings, Seller Approvals and Filings and Buyer Approvals and Filings (regardless of whether or not such Approvals and Filings constitute “Required Approvals and Filings” within the meaning of this Agreement). “Transaction Deductions” means any deduction allowed for income Tax purposes attributable to (a) Transaction Expenses or other similar expenses paid on or prior to the Closing Date or included in the computation of the Closing Date Tangible Net Book Value and (b) any fees, expenses and interest (including amounts treated as interest for income Tax purposes) payable

19 by the Company that were incurred in connection with the Company Indebtedness (or payment thereof) or included in the computation of the Closing Date Tangible Net Book Value. “Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory and other professional or transaction-related costs, fees and expenses incurred, and to the extent borne or reimbursable, by the Company or the Company Sub in connection with this Agreement or in investigating, pursuing or completing the Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) Change of Control Payments, (c) the employer portion of any payroll Taxes, if any, required to be paid by Buyer (on behalf of the Company or the Company Sub) or by the Company with respect to the amounts described in clauses (a) and (b), if any and (d) premiums and other costs for the D&O Tail and the Cyber Policy, if any. “Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements. “Transfer Taxes” has the meaning set forth in Section 9.5. “Underlying Documents” means each operative document, Contract or obligation executed in connection with a Servicing Agreement or that is otherwise required to service a Mortgage Loan that is binding upon the Company or the Company Sub, including indentures, custodial agreements, credit agreements, administrative agreements and agreements with any insurer, imaged document vendor, outsourced call center or other ancillary service in respect thereof. “VA” means the United States Department of Veterans’ Affairs or any successor thereto. “WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act and any and all comparable state or local Applicable Laws requiring advance notice of mass layoffs and/or plant closings. ARTICLE II PURCHASE AND SALE OF SHARES Section 2.1 Purchase and Sale of Shares. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Seller shall sell, transfer, deliver, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, free and clear of all Liens, all right, title and interest in and to the Shares. Section 2.2 Purchase Price. (a) Preliminary Purchase Price. In consideration for the sale and transfer of the Shares, and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller an aggregate amount equal to (i) the Premium Amount, plus (ii) the Cutoff Date Tangible Net Book Value, minus (iii) the Affiliate Loan/Advance Amount (collectively, the “Preliminary Purchase Price”).

20 (b) Purchase Price Adjustments. Following the Closing Date, in accordance with this Section 2.2, the Preliminary Purchase Price will be increased or decreased, as applicable, to reflect each of the following (which may be a positive or negative value or zero): (i) the Tangible Net Book Value Difference; and (ii) the Interim Period Adjustment (clauses (i) and (ii), collectively, the “Purchase Price Adjustments”). If the Tangible Net Book Value Difference is a positive value, the Preliminary Purchase Price shall be increased by such amount and, if the Tangible Net Book Value Difference is a negative value, the Preliminary Purchase Price shall be decreased by such amount. If the Interim Period Adjustment is a positive value, the Preliminary Purchase Price shall be decreased by such amount and, if the Interim Period Adjustment is a negative value, the Preliminary Purchase Price shall be increased by such amount (the Preliminary Purchase Price, as adjusted by the Purchase Price Adjustments and as may be finally determined pursuant to Section 2.2(d), the “Purchase Price”). (c) Cutoff Date Statement and Closing Statement. (i) No later than fifteen (15) days following the Cutoff Date, Seller shall prepare and deliver to Buyer a statement (the “Cutoff Date Statement”) setting forth Seller’s good faith estimate of (A) the Cutoff Date Tangible Net Book Value, (B) the Transaction Expenses, (C) the Excluded Client Fees, (D) the Affiliate Loan/Advance Amount and (E) the resulting calculation of the Preliminary Purchase Price, in each case including reasonable supporting information and documentation to compute and verify the information set forth in the Cutoff Date Statement. The Cutoff Date Statement shall be prepared in the format of Exhibit A. For purposes of facilitating Buyer’s review of the Cutoff Date Statement, Seller and the Company shall, and Seller shall cause the Company to, cooperate with and make available to Buyer and its Representatives all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to Seller’s and the Company’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Cutoff Date Statement. (ii) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (A) the Closing Date Tangible Net Book Value, (B) the Transaction Expenses, (C) the Excluded Client Fees, (D) the Affiliate Loan/Advance Amount, (E) the Tangible Net Book Value Difference, (F) the Interim Period Adjustment and (G) the resulting calculation of the Purchase Price, in each case including reasonable supporting information and documentation to compute and verify the information set forth in the Closing Statement. The Closing Statement shall be prepared in the format of Exhibit B. Within thirty (30) days following receipt by Seller of the Closing Statement, Seller shall either inform the Buyer in writing that the Closing Statement is acceptable or deliver a detailed written statement to Buyer (the “Objections Statement”) describing: (x) which items on the Closing Statement it disputes, (y) the basis for Seller’s disagreement with the calculation of such items and (z) Seller’s proposed dollar amount for each item in dispute. If Seller fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on the Parties. Seller shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement

21 to the extent such amounts or items are not disputed in the Objections Statement. If Seller delivers an Objections Statement within such thirty (30) day period, then Seller and Buyer shall negotiate in good faith to resolve any such disputes, and any determination resulting from such good faith negotiation shall be final, conclusive and binding on the Parties. (d) Dispute Resolution; Payment of Positive Adjustment Amount or Negative Adjustment Amount. (i) If Seller and Buyer are unable to resolve any disputes within thirty (30) days after Seller delivers the Objections Statement, then either Seller or Buyer may submit the resolution of such remaining disputed items to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, Buyer and Seller will provide the Independent Accounting Firm with a copy of all documentation relating to the Closing Statement in dispute. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from Buyer or Seller as it deems appropriate; provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Independent Accounting Firm. Buyer and Seller will not make (and will instruct their Affiliates to refrain from making) any additional submission to the Independent Accounting Firm except pursuant to such written request by the Independent Accounting Firm. Buyer and Seller will not communicate (and will instruct their Affiliates to refrain from communicating) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm). Buyer and Seller shall instruct the Independent Accounting Firm to only opine as to the matters in dispute as presented by the Parties, and shall not assign a value greater than the greatest value for such item claimed by Buyer or Seller or smaller than the smallest value for such item claimed by Buyer or Seller. Buyer and Seller shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter within forty-five (45) days of its engagement by Buyer and Seller. Such determination shall be conclusive, non-appealable, final and binding upon the Parties. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in proportion to the aggregate amount of disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party as finally determined by the Independent Accounting Firm. (ii) Access. For purposes of complying with the terms set forth in this Section 2.2, Buyer shall cooperate with and make available to Seller all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Buyer’s possession, that are reasonably necessary for Seller’s review of the items set forth in the Closing Statement. (iii) Payment of Positive Adjustment Amount or Negative Adjustment Amount. The amount, if any, by which the Purchase Price, as finally determined pursuant to this Section 2.2(d) (the “Final Purchase Price”), exceeds the Preliminary Purchase Price

22 shall be deemed the “Positive Adjustment Amount.” Buyer shall pay the Positive Adjustment Amount to Seller, by wire transfer of immediately available funds into an account designated by Seller, within five (5) Business Days from the date on which the Final Purchase Price is determined. The amount, if any, by which the Final Purchase Price is less than the Preliminary Purchase Price shall be deemed the “Negative Adjustment Amount”. Seller shall pay the Negative Adjustment Amount to Buyer, by wire transfer of immediately available funds into an account designated by Buyer, within five (5) Business Days from the date on which the Final Purchase Price is determined; provided, that Buyer may elect, at its sole discretion, to deduct and offset all or any portion of the Negative Adjustment Amount against any payments owing to Seller pursuant to this Agreement, or recover directly from Seller. (e) Any payment to be made pursuant to this Section 2.2 shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required under Applicable Law. Section 2.3 Withholding. Buyer, Seller and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable U.S. state or local or non-U.S. Tax law; provided that with respect to any such withholding (other than any withholding in respect of “wages”), Buyer, Seller and the Company, as applicable, shall take commercially reasonable efforts to provide the applicable payee with written notice (including a calculation of any amounts intended to be deducted or withheld) at least five (5) Business Days prior to making any such deduction or withholding. To the extent Buyer or Seller, as applicable, determines any such deduction or withholding is required, it shall work in good faith with the applicable payee to reduce or eliminate any such amounts. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. ARTICLE III CLOSING Section 3.1 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. Eastern Time at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281 or remotely via electronic exchange of documents and signatures, on the last Business Day of the month following the date on which the conditions to the obligations of Parties set forth in Article X below have been satisfied or waived (excluding any conditions that are, by their nature, intended to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (such time and date, the “Closing Date”); provided, that in no event shall the Closing occur before January 1, 2023. The Closing will be deemed completed as of 11:59 p.m. Eastern Time on the Closing Date; provided, that if the last Business Day of the calendar month in which Closing takes place is not the last day of that calendar month, the Closing shall be deemed to take place as of 11:59 p.m. Eastern Time on the last calendar day of that month.

23 All Transactions to occur on and as of the Closing Date shall be deemed to have occurred simultaneously at the Closing. Section 3.2 Payments. At the Closing, Buyer shall pay, or cause to be paid: (a) to Seller, an amount in cash equal to (i) the Preliminary Purchase Price, minus (ii) any Transaction Expenses not yet paid by the Company, minus (iii) the Excluded Client Fees, if any, by means of a wire transfer of immediately available funds to an account designated by Seller in writing at least three (3) Business Days prior to the Closing Date; and (b) to the applicable obligees thereof, the Transaction Expenses in accordance with the Payoff Letters; provided, however, that (i) with respect to any Transaction Expenses paid pursuant to this Section 3.2(b) and ultimately payable to a Continuing Employee, Buyer shall pay such amount to the applicable Person (net of withholding) through Buyer’s payroll system and (ii) any Taxes withheld from any payment under Section 2.3 shall be remitted by Buyer to the applicable Governmental Entity in a proper and timely manner. Section 3.3 Deliverables. (a) At or prior to the Closing, Seller shall deliver or caused to be delivered to Buyer each of the following: (i) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 10.2(a) and (c) have been satisfied; (ii) a certificate, duly executed by the secretary or assistant secretary of Seller, certifying as to an attached accurate and complete copies of the Organizational Documents of the Company and the Company Sub; (iii) good standing certificates of the Company and the Company Sub from the Secretary of State of Delaware, each dated no earlier than thirty (30) days prior to the Closing Date; (iv) the Sublease, duly executed by Seller; (v) the Subservicing Agreement, duly executed by Seller; (vi) stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; (vii) stock certificates, or proof of book entry if uncertificated, evidencing the Company’s ownership of the Equity Securities of the Company Sub, free and clear of all Liens;

24 (viii) duly executed resignations, effective as of the Closing, of such directors and officers of the Company and the Company Sub who are identified in writing by Buyer at least three (3) Business Days prior to the Closing Date; (ix) a properly completed IRS Form W-9 executed by the Seller; (x) evidence of termination of the Affiliate Loans/Advances in form and substance reasonably acceptable to Buyer; and (xi) at least three (3) Business Days prior to the Closing Date, full and final invoices or payoff letters or other reasonable support for all unpaid Transaction Expenses (the “Payoff Letters”) to be paid on behalf of Seller, the Company or the Company Sub, as applicable, in form and substance reasonably acceptable to Buyer, pursuant to which each payee shall acknowledge that payment of the amount set forth therein will satisfy and discharge in full all payment and other obligations owed to such payee by Seller, the Company or the Company Sub. (b) At or prior to the Closing, Buyer shall deliver or caused to be delivered to Seller each of the following: (i) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 10.3(a) have been satisfied; (ii) the Sublease, duly executed by Buyer; (iii) the Subservicing Agreement, duly executed by the Company; (iv) a certificate, duly executed by the secretary or assistant secretary of Buyer, certifying as to an attached accurate and complete copies of the Organizational Documents of Buyer; and (v) good standing certificate of the Buyer from the Secretary of State of Arizona, dated no earlier than thirty (30) days prior to the Closing Date. ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER Except as disclosed on the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement, Seller represents and warrants to Buyer as follows: Section 4.1 Due Organization, Qualification and Authority. (a) Seller is duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Seller is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not reasonably be expected to be, individually or

25 in the aggregate, material to the Company or the Company Sub. Seller is not in default under or in violation of any provision of its Organizational Documents. (b) Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Seller of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Seller, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action. Section 4.2 Shares. Seller owns the Shares beneficially and of record, free and clear of all Liens, other than applicable federal and state securities law transfer restrictions. Section 4.3 Conflicts; Non-contravention. Assuming the Seller Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Seller of this Agreement and the Transactions do not and will not violate or conflict with (a) any provision of Seller’s Organizational Documents, (b) any material Contract by which Seller is bound or is a party or by which its assets are bound or (c) any Applicable Laws or material Permits to which Seller or its property is subject. Section 4.4 Seller Approvals. The board of directors of Seller has approved the execution and delivery of this Agreement and the Ancillary Agreements, the performance of all obligations hereunder and thereunder and the consummation of the Transactions by Seller and the Company. Except as set forth on Schedule 4.4 (collectively, the “Seller Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Transactions by Seller are not subject to any Approval or Filing with respect to Seller other than such Approvals and Filings, the failure of which to obtain or make has not had and would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement (a “Seller Material Adverse Effect”). Section 4.5 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against or by Seller or its officers, directors or employees that seek to prevent or

26 enjoin the Transactions or that would reasonably be expected to have a Seller Material Adverse Effect. Section 4.6 Brokers’ Fees. Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions. Section 4.7 S Corporation Status. Seller has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and has at all times since January 1, 1991 qualified as an “S corporation” for purposes of Subchapter S of the Code. ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY Except as disclosed on the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement, Seller and the Company represent and warrant to Buyer as follows: Section 5.1 Due Organization, Qualification and Authority. (a) The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where foreign qualification is required except where the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Sub. The Company has the full corporate power and authority necessary to carry on the Business and to own, lease and use the properties owned, leased and used by it. The Company has delivered to Buyer correct and complete copies of the Organizational Documents of the Company and any minute books and ownership record books for the Company, each of which is correct and complete in all respects. The Company is not in default under or in violation of any provision of its Organizational Documents. (b) The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by the Company of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Seller, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which

27 the Company is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action. Section 5.2 Capitalization and Subsidiaries. (a) The Shares represent one hundred percent (100%) of the issued and outstanding Equity Securities of the Company. All of the Shares are owned beneficially and of record by Seller, free and clear of all Liens, other than applicable federal and state securities law transfer restrictions. All of the Shares (i) have been duly authorized, are validly issued, fully paid and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase, (iii) were offered and sold in compliance with all applicable securities and other laws and (iv) are held free and clear of all Liens, other than applicable federal and state securities law transfer restrictions. Other than the Shares, there are no other Equity Securities in the Company or outstanding securities convertible or exchangeable into Equity Securities of the Company, and there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the Equity Securities of the Company. (b) Other than the Company Sub, the Company has no Subsidiaries and does not own, directly or indirectly, any Equity Securities or equity-related interests in any other Person. The Company Sub is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company Sub is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where foreign qualification is required except where the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Sub. The Company Sub has the full limited liability company power and authority necessary to carry on the Business and to own, lease and use the properties owned, leased and used by it. The Company has delivered to Buyer correct and complete copies of the Organizational Documents of the Company Sub and any minute books and ownership record books for the Company Sub, each of which is correct and complete in all material respects. The Company Sub is not in default under or in violation of any provision of its Organizational Documents. All of the Equity Securities of the Company Sub are owned beneficially and of record by the Company, free and clear of all Liens, other than applicable federal and state securities law transfer restrictions. All of the Equity Securities of the Company Sub (i) have been duly authorized, are validly issued, fully paid and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase, (iii) were offered and sold in compliance with all applicable securities and other laws and (iv) are held free and clear of all Liens, other than applicable federal and state securities law transfer restrictions. Other than the Equity Securities of the Company Sub owned by the Company, there are no other Equity Securities in the Company Sub or outstanding securities convertible or exchangeable into Equity Securities of the Company Sub, and there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that

28 could require the Company Sub to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities in the Company Sub. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to the Company Sub. There are no voting trusts, proxies or other Contracts with respect to the voting of the Equity Securities of the Company Sub. Section 5.3 Conflicts; Non-contravention. Assuming the Company Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by the Company of this Agreement and the Transactions by the Company do not and will not (a) violate or conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or acceleration under (i) any provision of the Company’s Organizational Documents, (ii) any Material Contract or (iii) any Applicable Laws or material Permits to which the Company or its property is subject or (b) create any right of a counterparty to any Material Contract to cancel, modify or terminate such Material Contract. Section 5.4 Company Approvals. The board of directors of the Company has approved the execution and delivery of this Agreement and the Ancillary Agreements, the performance of all obligations hereunder and thereunder and the consummation of the Transactions by the Company and the Company Sub. Except as set forth on Schedule 5.4 (collectively, the “Company Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Transactions by the Company, are not subject to any other material Approval or Filing with respect to the Company or the Company Sub. Section 5.5 Financial Information. (a) Set forth on Schedule 5.5(a) are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (1) audited balance sheets, statements of income, shareholders’ equity, and cash flows as of and for the fiscal years ended December 31, 2020 and 2021 (the “Most Recent Fiscal Year End”); and (2) unaudited balance sheets, statements of income, changes in shareholders’ equity, and cash flows (the “Most Recent Financial Statements”) as of and for the six (6) month period ended June 30, 2022 (the “Most Recent Fiscal Month End”). The Financial Statements are correct and complete, consistent with the books and records of the Company (which are in turn correct and complete in all material respects), have been prepared in accordance with GAAP, and present fairly the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments (none of which are material individually or in the aggregate) and the absence of footnotes (if any). Any amounts designated on the Financial Statements as a reserve established for loan losses, litigation or any other purpose have been accrued in accordance with GAAP. (b) The books and records of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Business. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to the Business: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation

29 of financial statements in conformity with the methodologies and assumptions used in the preparation of the Financial Statements in accordance with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. (c) Except as set forth on Schedule 5.5(c), the Company does not have any Company Indebtedness. The Company has not incurred any Company Indebtedness pursuant to the CARES Act (including the Payroll Protection Program). (d) Seller has provided a list of the accounts payable for purchases of goods and services of the Company and the Company Sub (i) for the Most Recent Fiscal Year End and (ii) for the Most Recent Fiscal Month End, a copy of which is set forth on Schedule 5.5(d), which list was prepared in the Ordinary Course of Business. Section 5.6 Assets. Schedule 5.6 sets forth a correct and complete list of all tangible properties and assets owned or leased by the Company and the Company Sub used in the operation of the Business and reported on the Company’s balance sheet in accordance with GAAP, including all IT Assets (the “Company Assets”). The Company has good and marketable title to, or a valid leasehold interest or license in, the Company Assets necessary to conduct the Business as currently conducted (excluding the Divested Assets), located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof (other than assets disposed of in the Ordinary Course of Business), in each case, free and clear of all Liens, except for Permitted Liens. The Company Assets as of the Closing, together with the rights and services under the Ancillary Agreements and assuming all Company Approvals and Filings and Permits have been, or are, obtained or transferred, and assuming all of the Continuing Employees continue their employment with the Business on the Closing Date, will constitute all assets, rights, and employees used in or necessary to conduct the Business as currently conducted and as contemplated to be conducted. Section 5.7 Mortgage Servicing Business. (a) Licenses. Each of the Company and Company Sub maintain the applicable (i) Mortgage Loan origination licenses set forth on Schedule 5.7(a)(i), (ii) Mortgage Loan servicing and debt collection licenses set forth on Schedule 5.7(a)(ii) and (iii) insurance broker licenses set forth on Schedule 5.7(a)(iii) which licenses are, in each case, in full force and effect. With respect to each such license, neither the Company nor the Company Sub has received (i) any notice of any cancellation or suspension of, or material limitation on, such licenses or (ii) any notice indicating that any event has occurred or any circumstance exists that could reasonably be expected to result in the Company or the Company Sub not maintaining such licenses. Neither the Company nor the Company Sub is aware of (A) any breach of the terms of applicable laws, rules, regulations, or agreements with the applicable licensing authority, that could reasonably be anticipated to lead to a cancellation, suspension, or material limitation of such licenses or (B) any event having occurred or circumstance existing that could materially impact the ability of the Company and the Company Sub to maintain such licenses following consummation of the transactions contemplated hereby. (b) Servicing Practices.

30 (i) Neither the Company nor the Company Sub has received notice from any Agency or investor that it intends to terminate any Servicing Agreement or require the repurchase of a Mortgage Loan other than transfers in the Ordinary Course of Business. (ii) Each Subserviced Loan is and has been serviced in accordance with all Applicable Requirements. (iii) Each servicing advance made by or on behalf of the Company or the Company Sub in connection with the Subserviced Loans was made, and is reimbursable in full in accordance with, the applicable Servicing Agreement and is a valid and subsisting amount owing to the Company and neither the Company nor the Company Sub has received any notice from any Agency, investor, Mortgage Loan owner, client, insurer or other party in which such Agency, investor, Mortgage Loan owner, client, insurer or other party disputes or denies any claim by or on behalf of the Company or the Company Sub for reimbursement in connection with a servicing advance. (iv) The Company and the Company Sub are, and since January 1, 2018 have been, in compliance in all material respects with the Company’s and the Company Sub’s servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force- placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages, (I) the assessment and calculation of fees and (J) the maintenance of Liens. (v) Since January 1, 2018, there has been no servicer event of default, servicer termination event, portfolio trigger or other default or breach, or written allegations thereof, by the Company or the Company Sub, in each case as servicer or subservicer under any Servicing Agreement. (vi) Except as to payments which are past due under the applicable Mortgage Notes, all escrow balances required by the Mortgage Loans and received by the Company for the account of the Mortgagors are on deposit in the applicable escrow accounts. The escrow accounts contain the amounts shown in the Company’s books and records, as of the date of such books and records, which amounts represent all monies received from the applicable borrowers or advanced by the Company or the Company Sub on behalf of the applicable borrowers, less amounts remitted by or on behalf of the Company or the Company Sub, as required by the Applicable Requirements. Where Applicable Requirements require the payment of interest on amounts in the escrow accounts, all such interest has been either properly paid or credited to the applicable Mortgagors escrow account.

31 (vii) All representations and warranties made by the Company or its predecessors to any Agency in connection with any Subserviced Loans were true and correct as of the date made. (c) MSRs. Neither the Company nor the Company Sub will own any MSRs as of the Closing Date. (d) No Recourse; No Repurchase. With respect to the Company and the Company Sub, there are no (i) outstanding Agency Obligations, (ii) requests or demands pursuant to any Servicing Agreement to provide an indemnity or make whole payment or (iii) outstanding Recourse obligations relating to the Servicing Agreements. (e) Loan Level Litigation. Except as set forth on Schedule 5.7(e) (which shall be updated by Seller and delivered to Buyer within thirty (30) days prior to each of the Cutoff Date and the Closing Date), there are no Proceedings or Orders applicable to any Mortgage Loans (including any Subserviced Loans) or MSRs with respect to which any Liability of the Company or the Company Sub is reasonably foreseeable. (f) Risk Management Instruments. Since January 1, 2018, each Interest Rate Protection Agreement was entered into (i) in accordance with all Applicable Requirements and (ii) with counterparties believed to be financially responsible at the time. (g) No Securitization Transactions. Neither the Company nor the Company Sub manages or facilitates, and has not managed or facilitated, any Securitization Transactions. (h) No Unsolicited Communications. Except as set forth on Schedule 5.7(h), the Company and the Company Sub have at all times complied in all material respects with the Telephone Consumer Protection Act, state anti-spam and telephony laws, and all other Applicable Laws governing marketing, promotion, and the transmission of unsolicited communications. Section 5.8 Absence of Changes. (a) From the date of the Most Recent Fiscal Year End until the Signing Date, the Company has operated the Business in the Ordinary Course of Business, and no Company Material Adverse Effect has occurred. (b) Except as otherwise set forth in Schedule 5.8(b), since the Most Recent Fiscal Year End there have not been any actions or events that would have required Buyer’s consent pursuant to Section 7.3(b)(i), (e), (i), (k) or (l) had such action or event occurred after the Signing Date. Section 5.9 Undisclosed Liabilities. The Company does not have any Liability, except for Liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements and

32 have not been paid or discharged prior to the Signing Date, (b) are Transaction Expenses, (c) constitute Excluded Liabilities or (d) are set forth on Schedule 5.9. Section 5.10 Intangible Assets; Intellectual Property. (a) Schedule 5.10(a)(i) sets forth a correct and complete list of (i) all licensed Company Intellectual Property and all Software (other than such items described in clauses (b) and (c) in the definition thereof), (ii) all registered copyrights, trademarks and patents owned by the Company or the Company Sub and (iii) all other components of Company Owned Intellectual Property. Excluding open-source and commercially available off-the-shelf Software, the Company or the Company Sub is the sole and exclusive owner of, or has all rights necessary to use, all of the IP Rights used or owned by the Company or the Company Sub (the “Company Intellectual Property”) free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 5.10(a)(ii), since January 1, 2018, the Company has not used any “doing business as” name. (b) Since January 1, 2018, no Proceeding has been filed against the Company or the Company Sub, and neither the Company nor the Company Sub has received notice of (i) any communication challenging the validity or enforceability of any registered Company Owned Intellectual Property or (ii) a claim against it that the conduct of the Business by the Company or the Company Sub infringes, misappropriates or otherwise violates any IP Right of a third party (including any claim that the Company or the Company Sub must license or refrain from using any IP Rights of any third party). (c) To the Knowledge of Seller, the conduct of the Business as currently conducted and as contemplated to be conducted does not violate, infringe or misappropriate and, since January 1, 2018, the conduct of the Business has not violated, infringed or misappropriated, the IP Rights of any other Person. (d) To the Knowledge of Seller, no Person has violated, infringed or misappropriated any of the Company Owned Intellectual Property. Since January 1, 2018, the Company has not filed any Proceeding or sent any notice of a violation, infringement or misappropriation by another Person of the Company’s or the Company Sub’s rights to the Company Owned Intellectual Property. (e) All of the Company Owned Intellectual Property is valid, subsisting, and enforceable. All registration, maintenance, and renewal fees required to be paid and due as of the Closing, in connection with such Company Owned Intellectual Property have been paid, and all necessary documents and certificates due as of the Closing have been filed with the relevant Governmental Entities for the purposes of registering, perfecting, prosecuting and maintaining the foregoing. (f) All use of third-party Software by the Company for its intended use complies with Applicable Law. Neither the Company nor the Company Sub has used open-source software in such a way that grants, or purports to grant, to any third party, any rights to any Company Owned Intellectual Property.

33 (g) Each Person who has participated in the authorship, conception, creation, reduction to practice or development of any material Company Owned Intellectual Property has (i) executed and delivered to the Company a valid and enforceable Contract providing for the non- disclosure by such Person of all trade secrets and know-how of the Company and (ii) executed and delivered to the Company a valid and enforceable Contract providing for the assignment by such Person (by way of a present grant of assignment) to the Company of all of such Person’s right, title and interest in and to such Company Owned Intellectual Property, or such Company Owned Intellectual Property is owned by the Company by operation of law. To the Knowledge of Seller, no Person is in breach of or default under any such Contract. (h) The Company owns, leases or licenses all IT Assets that are used in or necessary to conduct the Business in all material respects in the manner in which the Company currently conducts the Business. Since January 1, 2018, there has been no material failure or other material substandard performance of any of such IT Assets which has caused any disruption to the Company or the Company Sub. The Company has taken commercially reasonable actions to protect the integrity and security of the IT Assets necessary to conduct the Business as currently conducted (excluding the Divested Assets) and the information and data of the Company and the Company Sub stored thereon from unauthorized use, access or modification by third parties. The IT Assets used in the operation of the Business operate and perform in all material respects in accordance with their specifications and documentation and as required for the conduct of the Business in the manner in which the Company currently conducts the Business. Section 5.11 Tax Matters. (a) Each Tax Return required to be filed or furnished by the Company and the Company Sub on or before the Closing Date (the “Company Returns”) (i) has been timely filed or furnished (including any extensions) and (ii) is true, complete and correct in all material respects and has been prepared in compliance with any Applicable Laws. All Taxes imposed on the Company and the Company Sub, whether or not shown on the Company Returns, due on or before the Closing Date have been paid. All Taxes that the Company or the Company Sub has been required to collect or withhold on or before the Closing Date have been duly collected or withheld and, to the extent due and payable, have been duly paid to the proper Governmental Entity. The Company and the Company Sub have complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or any other Person. Neither the Company nor the Company Sub has claimed a Tax refund or received a Tax credit to which it is not entitled. The Company and the Company Sub have adequately accrued all Taxes not yet due and payable in accordance with GAAP. (b) No audit, examination or other administrative or court proceeding relating to any Company Return or any Taxes of the Company or the Company Sub is currently in progress, and none of the Company, the Company Sub or Seller has been notified in writing by any Governmental Entity that any such audit is contemplated or pending. All deficiencies for Taxes assessed against the Company or the Company Sub have been fully paid. No extension of time with respect to any date on which a Company Return was required to be filed is in force (other than with respect to any Company Return which has since been filed), and no waiver or agreement by or with respect to the Company or the Company Sub is in force for the extension of time for

34 the payment of any Taxes. None of the Company, the Company Sub or Seller has waived any statute of limitations with respect to any Taxes of the Company or the Company Sub, which waiver is currently in force. No written claim has been made by any Governmental Entity in the past three (3) years in a jurisdiction where the Company or the Company Sub, as applicable, does not file tax returns that such entity is or may be subject to taxation by that jurisdiction. Neither the Company nor the Company Sub has received a nexus questionnaire from any state or local Tax jurisdiction in which such entity does not file any returns or remit any Taxes. (c) The Company has at all times since January 1, 2022 qualified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code (and since such date has qualified for similar treatment under state law). (d) The Company Sub has at all times since the date it was organized been treated as a disregarded entity for U.S. federal income tax purposes. (e) Neither the Company nor the Company Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, including under Section 481 (or any corresponding or similar provision of state, local or non-U.S. income law), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date or (F) election pursuant to Section 965(h) of the Code. There is no application pending with any Governmental Entity requesting permission for any such change in any accounting method of the Company or the Company Sub, and neither the Internal Revenue Service (the “IRS”) nor any state or local Governmental Entity has issued in writing any pending proposal regarding any such adjustment or change in accounting method. (f) Neither the Company nor the Company Sub is a party to any agreement with any third party relating to allocating or sharing the payment of, or Liability for, taxes. Neither the Company nor the Company Sub has any Liability for the Taxes of any other Person (other than in the case of the Company, Liability for the Taxes of the Company Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, or otherwise. (g) There are no Liens on any of the assets of the Company or the Company Sub that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens. (h) Neither the Company nor the Company Sub has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company or the Company Sub has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has

35 been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Applicable Law. (i) Neither the Company nor the Company Sub has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period ended after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or the Company Sub after the Closing Date. (j) Neither the Company nor the Company Sub has deferred any payroll Tax or availed itself of any of the Tax deferral, credits (including the “employee retention credit”) or benefits pursuant to the CARES Act or otherwise taken advantage of any change in Applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of such entity. (k) No Tax holiday or Tax incentive or grant in any jurisdiction applicable to the Company will terminate (or be subject to clawback or recapture that is payable by Buyer or the Company) as a result of the Transactions. Section 5.12 Material Contracts. (a) Schedule 5.12 lists the following Contracts to which the Company or the Company Sub is a party or by which its assets are bound, in each case, that relate to, arise from or otherwise involve or affect the Business (each, a “Material Contract”): (i) any Contract (A) relating to any Company Indebtedness or a guarantee of any such obligation, together with any hedge or swap agreements or similar arrangements, (B) that grants any Lien on any assets, whether tangible or intangible or (C) that extends credit to any Person (including intercompany loans or advances to or from Seller); (ii) any Contract (including any “take-or-pay” or “keepwell” agreement) under which (A) any Person has, directly or indirectly, guaranteed any liabilities or obligations of the Company or the Company Sub or (B) the Company or the Company Sub has, directly or indirectly, guaranteed any liabilities or obligations of any other Person; (iii) any Contract concerning completed or pending transfers of MSRs by the Company or the Company Sub to another Person for which the Company or the Company Sub may have continuing Liability; (iv) any Contract that by its terms limits the payment of dividends or distributions by the Company; (v) any Contract providing for partnership, joint venture or profit sharing or other agreement involving the sharing of losses, costs or liabilities with another Person;

36 (vi) any Contract for future capital expenditures; (vii) any Contract that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amounts of assets or business; (viii) any Contract providing for any prior consent requirements for a change of control or future payments that are conditioned, in whole or in part, on a change of control with respect to the Company; (ix) any agency, broker, sale representative, marketing, joint marketing, referral, recapture, affinity, lead-generation or similar Contract, including any Contract related to the marketing and sale of insurance products; (x) any Contract that contains noncompetition or exclusivity provisions applicable to the Company or the Company Sub or that otherwise purports to limit the Company’s or the Company Sub’s freedom to compete freely in any line of business or in any geographic area, or a “most favored nation” clause obligating the Company or the Company Sub to change the material terms and conditions of such Contract based on better terms or conditions provided to other parties in similar contracts; (xi) any Contract, other than this Agreement and any Ancillary Agreements, that commits the Company or the Company Sub to consummate (A) any merger or business combination concerning the Company, (B) the acquisition by the Company or the Company Sub of all or substantially all of the capital stock or assets or any material branch offices of any other Person or (C) the disposition by the Company or the Company Sub of a material portion of its assets to any other Person; (xii) any Contract that relates to the acquisition or disposition of any assets or properties used in the conduct of the Business (other than in the Ordinary Course of Business) pursuant to which (A) payment obligations remain outstanding, (B) any earn- out, deferred or contingent payment obligations remain outstanding or (C) any indemnification payment obligations remain outstanding; (xiii) any Contract with (A) any manager, director, officer, shareholder, or Affiliate of the Company or the Company Sub or (B) any other Company Service Provider providing for more than $25,000 in annual compensation (other than ordinary course, customary materials provided to employees in connection with onboarding, promotions and raises, including related non-disclosure agreements, offer letters, promotion letters, compensation description letters and similar communications) in each case, that is currently in effect or for which outstanding amounts are or are reasonably expected to become due and payable; (xiv) any collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization.

37 (xv) any Contract involving aggregate annual expenditures or revenues in excess of $75,000 and not otherwise disclosed pursuant to other clauses of this Section 5.12; provided, Seller will provide a list of such Contracts with annual expenditures in excess of $25,000, which list shall be for informational purposes only and such Contracts under $75,000 shall not be deemed Material Contracts for any purposes under this Agreement; (xvi) any Servicing Agreement or other Contract pursuant to which the Company or the Company Sub engages in Servicing, including any Underlying Document; (xvii) any Interest Rate Protection Agreement; (xviii) any Contract with a Governmental Entity; (xix) any Contract related to the license of Company Intellectual Property, excluding (A) non-exclusive licenses for off-the-shelf Software; (B) licenses for open-source Software; (C) licenses for Software or other IP Rights embedded in any equipment, fixtures, components, or finished products; (D) non-exclusive implied licenses of IP Rights granted to the Company or the Company Sub; and (E) non-exclusive licenses that are not the primary purpose of the applicable contract; (xx) any Lease; and (xxi) any Affiliate Obligation. (b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Neither the Company nor the Company Sub is a party to or otherwise bound by any oral Material Contract. (c) Each Material Contract is legal, valid, binding and enforceable against the Company or the Company Sub in accordance with its terms, in full force and effect and, to the Knowledge of Seller, binding upon the other parties thereto. Except as set forth on Schedule 5.12(c), (1) no Material Contract has been breached or cancelled by the Company, the Company Sub or any other party thereto; (2) the Company or the Company Sub, as applicable, has performed all material obligations under such Material Contracts required to be performed by the Company or the Company Sub, as applicable; (3) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract; and (4) the Company or the Company Sub, as applicable has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract. Neither Seller, the Company nor the Company Sub has received any written notice regarding any violation or breach of, or default under, any Material Contract. Since January 1, 2021, no counterparty to a Material Contract has cancelled or otherwise terminated or materially adversely modified its relationship with the Company or the Company Sub, nor is there any material dispute therewith (and since January 1, 2021, neither the Company nor the Company Sub has not received any written notice of any intention to do so).

38 Section 5.13 Compliance with Laws; Permits. (a) Except as set forth on Schedule 5.13(a)(i), since January 1, 2018, the Company and the Company Sub have operated and currently operate the Business in compliance in all material respects with all Applicable Laws and Applicable Requirements, and no Proceeding or investigation is pending or, to the Knowledge of Seller, has been threatened alleging any failure to so comply. Except as set forth on Schedule 5.13(a)(ii), since January 1, 2018, neither the Company nor the Company Sub or any of their respective employees have been a party to or subject to (i) any material suspension, debarment, outstanding Order or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity charged with the supervision or regulation of residential mortgage lenders or the supervision or regulation of the Company, the Company Sub or any such employees; or (ii) any Proceeding or Order that would be reasonably anticipated to lead to the loss, suspension or restriction of any material Permit of the Company or the Company Sub. None of the Company, the Company Sub or any such employee, in their capacity as an employee, is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business as currently conducted. Except as set forth on Schedule 5.13(a)(iii), there have not been any deficiencies in any exams or audits of the Company, the Company Sub or the Business conducted by any Governmental Entity, Agency or investor. To the Knowledge of Seller, there are no facts, circumstances, conditions or occurrences regarding the Company or the Business that could reasonably be expected to (i) form the basis of a Proceeding under any Applicable Law or Applicable Requirement or (ii) cause any Company Asset to be subject to any restrictions on its ownership, occupancy, operation or use, in each case, except as could not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Sub. (b) Neither the Company, the Company Sub nor any officers, directors or employees or any other Persons acting on the Company’s or the Company Sub’s behalf has: (i) made or offered to make any illegal payment to any officer or employee of any Governmental Entity, or any employee, customer or supplier of the Company or the Company Sub, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced, or threatened, alleging any such payments. None of the officers, directors or employees of the Company or the Company Sub is a government official. (c) Schedule 5.13(c) sets forth a correct and complete list of all Permits material to the Business held by the Company or the Company Sub. Such Permits (i) constitute all material Permits necessary for the operation of the Business as currently conducted, including all Permits used in or necessary under Applicable Requirements for Servicing Mortgage Loans and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of Seller, threatened, that would reasonably be expected to result in any revocation or limitation pertaining to any such Permit. The Company and the Company Sub are registered, licensed and qualified as a residential mortgage seller/servicer, servicer, or insurance broker or issuer, as applicable, in accordance with the rules and regulations of each Agency and in the states referenced on Schedule 5.13(c). Neither the Company nor the Company Sub has received (i) any notice of a breach of the terms under any Servicing Agreement, other than with respect to non-material breaches in the ordinary course of servicing Mortgage Loans (such as notices resulting in a request for immaterial compensatory fees)

39 or (ii) any notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any Agency. Section 5.14 Legal Proceedings; Orders. Except as set forth on Schedule 5.14(i), there are no (and since January 1, 2018 there have not been any) Proceedings or Orders pending or, to the Knowledge of Seller, threatened against or by the Company the Company Sub or, their respective officers, directors or employees with respect to their business activities on behalf of the Company or the Company Sub. Except as set forth on Schedule 5.14(ii), there is no outstanding Order or Proceeding to which the Company or the Company Sub is subject that: (i) asserts a claim of a material failure to comply with any Applicable Law or Applicable Requirements; (ii) requires, or is reasonably expected to require, payment of a non-routine penalty to any Agency or investor or under a contract of insurance; or (iii) is reasonably expected to result in a suspension or revocation of any material Permit held by the Company or the Company Sub. Section 5.15 Employment Matters; Employee Benefits. (a) Schedule 5.15(a)(i) sets forth a complete and correct list of all Business Employees as of the Signing Date, showing for each (i) name, (ii) hire date, (iii) current job title, (iv) department, (v) work location, (vi) base salary level or hourly rate, as applicable, (vii) whether active or on leave, including type of leave and (viii) status (exempt or non-exempt under the Fair Labor Standards Act and similar state laws). Schedule 5.15(a)(ii) sets forth a complete and correct list of each Company Service Provider who is not a Business Employee, including whether such Company Service Provider is full or part time and, if part time, number of hours engaged per month. (b) Each Business Employee provides services primarily in respect of the Business. Except as set forth on Schedule 5.15(b), there are no Company Service Providers who are not employed or engaged by the Company or the Company Sub. There are no individuals who perform services for the Company or Company Sub that are material to the operation of the Business who are not Company Service Providers. (c) Neither the Company nor the Company Sub is a party to any Contracts pursuant to which any Change of Control Payment is or may become due from the Company or the Company Sub to any Person (but determined without regard to whether it was taken into account in the Cutoff Date Statement and the Closing Statement). The engagement of each Company Service Provider is, subject to Applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages), and neither the Company nor the Company Sub shall have any severance obligations if the service of any Company Service Provider is terminated. To the Knowledge of Seller, no Company Service Provider has any plans to terminate employment with or service to the Company or the Company Sub. (d) Neither Seller nor its Affiliates has entered into any collective bargaining agreement with any labor union in respect of any current or former Business Employee and no such collective bargaining agreement is currently being negotiated. No current or former Business Employee is represented by a labor union with respect to their employment with the Company or the Company Sub. Neither the Company nor the Company Sub has experienced, or been

40 threatened with, any strike, slow down, work stoppage or material grievance, claim of unfair labor practices or other collective bargaining dispute. There is not any organizational effort presently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union in respect of the Business. (e) The Company and the Company Sub have paid in full, as of the most recent applicable payroll date (or for independent contractors the most recent applicable payment due date), to all of their employees and independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees and independent contractors. The Company and the Company Sub have properly classified each person providing services to the Company and the Company Sub in all material respects as either an “employee” or “independent contractor” and as “exempt” or “non-exempt” for purposes of compliance with any and all Applicable Laws. The Company and the Company Sub have complied in all material respects with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq., and its implementing regulations. The Company and the Company Sub are in compliance in all material respects with all laws relating to employment and labor, including, but not limited to, all such laws relating to wages, hours of work, discrimination, civil rights, safety and health, workers’ compensation, unemployment compensation, and the collection and payment of withholding and or Social Security Taxes and similar Taxes. (f) Except as set forth on Schedule 5.15(f), since January 1, 2018, neither the Company nor the Company Sub has engaged in any activity resulting in an employee of the Company or the Company Sub experiencing a “mass layoff” or “plant closing” pursuant to the WARN Act, and Seller and its Affiliates have complied with the applicable requirements of the WARN Act. Effective as of the Closing Date, Schedule 5.15(f) sets forth the name of each individual who suffered an “employment loss” (as defined by the WARN Act) within ninety (90) days preceding the Closing in circumstances that could cause such employment loss to be aggregated with the employment loss of any Continuing Employee on or after the Closing Date for purposes of triggering notice obligations under the WARN Act. (g) Except as set forth on Schedule 5.15(g), there is no pending or, to the Knowledge of Seller, threatened charge, claim, settlement or Proceeding against the Company or the Company Sub by or before the Equal Employment Opportunity Commission or any state or local Governmental Entity and there have been no such charges, claims, settlements or Proceedings since January 1, 2018, and, to the Knowledge of Seller, there are no facts, circumstances, conditions or occurrences regarding the Company or the Business that could reasonably be expected to form the basis of any such charge, claim or Proceeding. (h) Except as set forth on Schedule 5.15(h), a Form I-9 has been completed and retained with respect to each current Business Employee and, where required by Applicable Law, former Business Employees. Since January 1, 2018, the Company has completed background checks on current or former employees to the extent required by and in compliance with Applicable Law. (i) Schedule 5.15(i) sets forth a complete and correct list of all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing

41 or orally by or related to a current or former employee of the Company or the Company Sub to a member of management or human resources personnel of Seller or its Affiliates) since January 1, 2018. The Company has investigated or reviewed and appropriately documented all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing or orally by or related to a current or former employee of the Company or the Company Sub to a member of management or human resources personnel of Seller or its Affiliates) of which it had knowledge since January 1, 2018. With respect to each such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further improper action. (j) Schedule 5.15(j) sets forth a complete and correct list of each Company Benefit Plan and indicates, in the case of a Company Benefit Plan that does not apply to all Business Employees, the location(s) at which such Company Benefit Plan is in effect. (k) Each Company Benefit Plan is maintained exclusively by the Company or the Company Sub or both and provides compensation or benefits exclusively in respect of current or former Company Service Providers. Neither the Company nor the Company Sub has, and from and after the Closing neither Buyer nor its Affiliates (including the Company and the Company Sub) will have, any liability under any Employee Benefit Plan established or maintained by Seller or its Affiliates that is not a Company Benefit Plan. (l) Each Company Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws. (m) The Company has complied in all material respects with the continuation coverage requirements of Section 601 et.seq. of ERISA and Section 4980B of the Code with respect to each Company Benefit Plan as applicable. Each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) has been in compliance in all material respects with the Healthcare Reform Laws, and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, its ERISA Affiliates or any Health Plan to material penalties or material excise Taxes under Code Section 4980D, 4980H, or 4980I or any other provision of the Healthcare Reform Laws. (n) All contributions (including all employer contributions and employee salary reduction contributions) required by Applicable Law or the terms of any Company Benefit Plan to have been made to a Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each Company Benefit Plan or accrued in accordance with the past custom and practice of the Company and GAAP. All premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each Company Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA. (o) Each Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a currently-effective determination letter or is entitled to rely on an opinion letter from the IRS that such Company

42 Benefit Plan is so qualified, which determination or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of Seller, no event has occurred or circumstance has existed since the date of any such determination that could reasonably be expected to result in the loss of the tax-qualified status of any Company Benefit Plan.. (p) No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, or to the Knowledge of Seller any other breach of fiduciary duty has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or the Company Sub to any material liability. No Proceeding with respect to any Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened or reasonably anticipated. (q) With respect to each Company Benefit Plan, the Company has made available to Buyer correct and complete copies, to the extent applicable, of the plan documents and current summary plan descriptions (and in the case of any Company Benefit Plan that is not in written form, a correct and complete description of such Company Benefit Plan as in effect on the Signing Date), the most recent determination letter received from the IRS, the three (3) most recent annual report (Form 5500, with all applicable schedules and attachments), the most recent compliance testing reports, the three (3) most recent Forms 1094-C and 1095-C, and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Company Benefit Plan. (r) No Company Benefit Plan provides, and neither the Company nor the Company Sub has any Liability or contingent Liability for providing, death, medical or other welfare-type benefits, beyond termination of service or retirement, other than (i) coverage mandated by COBRA or applicable state law the cost of which is fully paid by the qualified beneficiary or (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. (s) To the extent that any Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Benefit Plan has been in compliance in all material respects with Section 409A of the Code and the regulations and applicable guidance promulgated thereunder and no participant in such Company Benefit Plan is reasonably expected to incur additional Taxes or penalties on the benefits under such Company Benefit Plan as a result of actions by the Company prior to the date the benefits are actually paid to the participant, and no participant is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Section 409A, Section 457A or 4999 of the Code. Neither the Company nor any of its Affiliates is a nonqualified entity within the meaning of Section 457A of the Code to the extent this would reasonably be expected to result in Liability to the Company or the Company Sub. (t) Neither the Company nor any ERISA Affiliate has ever contributed to, had any obligation to contribute to, or had any direct or contingent Liability under or with respect to any (i) arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA,

43 (iii) multiple employer plan within the meaning of Section 413 of the Code or (iv) multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. (u) Neither the execution or delivery of this Agreement and the Ancillary Agreements nor the consummation of the Transactions will (whether alone or together with any other event or events) (i) entitle any employee, consultant, contractor, officer or director of the Company or the Company Sub to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit), (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, consultant, contractor, officer or director, (iii) entitle any such employee, consultant, contractor, officer or director to any additional compensation, benefits or awards, (iv) give rise to any Change of Control Payments, (v) result in any Liability of the Company or the Company Sub for any Transaction Expense or (vi) result in payments which would not be deductible by reason of Section 280G of the Code. (v) None of the assets of any Company Benefit Plan is invested in employer securities or employer real property. (w) There has been no act or omission by the Company or the Company Sub that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan. (x) Neither the Company nor the Company Sub sponsors, contributes to, has any obligation to contribute to, or has any direct or contingent Liability with respect to any Employee Benefit Plan for the benefit of individuals located outside of the United States. Section 5.16 Privacy and Security Policies; Privacy Statements; Data Protection. (a) Since January 1, 2018, the Company and the Company Sub have been in compliance in all material respects with all Data Protection Requirements. Since January 1, 2018, the Company and the Company Sub have (i) maintained policies and procedures addressing privacy and information security (“Privacy and Security Policies”) and (ii) as required by Data Protection Requirements and/or applicable published and/or delivered online privacy statements with respect to the Processing of Personal Data by the Company or the Company Sub (each, a “Privacy Statement”) and (iii) obtained all authorizations, consents, licenses, sub-licenses, or other permissions as may be required to comply in all material respects with applicable Data Protection Requirements, and have provided all disclosures, notices, opt-out or opt-in rights or other privacy rights as may be required to comply in all material respects with applicable Data Protection Requirements, and as necessary to Process the Personal Data in its operation of the Business as currently conducted by or on behalf of the Company and the Company Sub. (b) Since January 1, 2018, the information security practices of the Company and the Company Sub with respect to Personal Data conform and comply in all material respects with Data Protection Requirements. Since January 1, 2018, the Company and the Company Sub have used commercially reasonable efforts to store and secure all Personal Data, which are designed to protect against unauthorized access to and use of the Personal Data. Since January 1, 2018, the Company and the Company Sub have required all Persons, including vendors,

44 service providers, processors, contractors and subcontractors, whose relationship with the Company and the Company Sub involves the Processing of Personal Data on behalf of the Company and the Company Sub in connection with the performance of services for the Company or the Company Sub, to execute a valid, enforceable, written agreement with the Company, which requires such Persons to protect such Personal Data as required under Data Protection Requirements. Except as set forth on Schedule 5.16(b), to the Knowledge of the Seller, there have been no Security Incidents since January 1, 2018. (c) All material IT Assets used by the Company and the Company Sub in the conduct of the Business are (i) properly maintained, in all material respects, by technically competent personnel and (ii) in good working condition intended to effectively perform all information technology operations necessary to conduct the Business as currently conducted. Since January 1, 2018, the Company has established and implemented, and maintains and is in compliance in all material respects with a written commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the material IT Assets and material Company Data of the Company and the Company Sub (including Personal Data that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the Business. Since January 1, 2018, the Company tests such disaster recovery program on a periodic basis, and such program has proven effective upon testing in all material respects. Such disaster recovery program complies with the requirements of Privacy Laws in all material respects. The Company has delivered to Buyer a complete copy of such disaster recovery plan. (d) Since January 1, 2018, the Company has established, maintains and is in material compliance with a written information security program covering the Company and the Company Sub that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary data (including Personal Data) that is material to the Business and contained in any database used or maintained by the Company or the Company Sub (the “Company Data”), (ii) protects against unauthorized use, access, interruption, modification or corruption of the material IT Assets used by the Company and the Company Sub and the Company Data, and (iii) complies in all material respects with all Data Protection Requirements. The Company tests such information security program on a periodic basis, and such program has proven effective upon testing in all material respects. (e) Since January 1, 2018, to the Knowledge of the Seller, no IT Assets used by the Company or the Company Sub have experienced any material disruption, interruption, outage, bugs, failures, breakdowns, breaches or continued substandard performance. (f) The Company has established, maintains and is in material compliance with a written plan designed to prevent material disruption to, or material interruption in, the conduct of the Business in the event of an epidemic, pandemic or other public health emergency. The Company has delivered to Buyer a correct and complete copy of such plan. Section 5.17 Real Property. Neither the Company nor the Company Sub owns or has ever owned any interest in real property other than (i) real property owned through routine borrower litigation and foreclosure processes and (ii) the leasehold estates associated with the Leased Real Property. Schedule 5.17(i) sets forth the address of each parcel of Leased Real Property and a true and

45 complete list of all Leases for each parcel of Leased Real Property. The Company is the holder of the leasehold interest in the Leased Real Property and possesses valid interest thereto, free and clear of all Liens (other than Permitted Liens). With respect to each parcel of Leased Real Property, to the Knowledge of Seller, (i) there are no pending or threatened condemnation Proceedings relating to any such parcel or other matters affecting adversely the current use or occupancy and (ii) there are no Contracts granting to any third party or parties (other than the Company and the Company Sub) the right of use or occupancy of any such parcel, and there are no third parties (other than the Company and the Company Sub) in possession of any such parcel. The Leased Real Property comprises all of the real property necessary to conduct the Business as currently conducted (excluding the Divested Assets), and neither the Company nor the Company Sub is a party to any Contract or option to purchase any real property or interest therein other than the Leases. The real property related to each Lease is sufficient in all material respects, when taken in the aggregate with all the other Leases, for the conduct of the Business as currently conducted. Section 5.18 Insurance. Schedule 5.18(i) sets forth the following information with respect to each insurance policy, bond and surety arrangement with respect to which the Company or the Company Sub is a party, a named insured, or otherwise the beneficiary of coverage, to the extent related to the Business (collectively, the “Company Insurance Agreements”): (i) the name of the insurer and the name of the policyholder; (ii) the policy number and the period of coverage and (iii) the applicable premiums, deductibles, coverage limits and whether such policy is a claims made or occurrence policy. The Company is a named insured under each Company Insurance Agreement. The Company Sub is a named insured under each Company Insurance Agreement other than those indicated on Schedule 5.18(i). There is no claim by the Company or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Schedule 5.18(ii) sets forth a list of all claims made under the Company Insurance Agreements or under any other insurance policy, bond or agreement covering the Company, the Company Sub or their respective operations since January 1, 2018. Except as set forth on Schedule 5.18(iii), neither the Company nor the Company Sub maintains or participates in any self-insurance program. All Company Insurance Agreements are in full force and effect on their current terms. None will continue to be in full force and effect after the Closing. Section 5.19 Affiliate Obligations. Except as set forth on Schedule 5.19, neither Seller, any of its Affiliates (other than the Company or the Company Sub), nor any officer, partner or director of the Company or the Company Sub: (a) controls or owns, directly or indirectly, more than fifty percent (50%) of any stock or other ownership interest or investment in any Person that is a direct competitor, lessor or lessee of the Business; (b) has any claim against or owes any amount to, or is owed any amount by, the Company or the Company Sub (other than wages or similar compensation due for services in the ordinary course which amounts are not past due); (c) has any interest in or owns, directly or indirectly, any assets, properties or rights necessary to conduct the Business as currently conducted (excluding the Divested Assets); (d) is a party to any Contract to which the Company or the Company Sub is a party or which otherwise benefits or burdens the Business (each, an “Affiliate Obligation”); or (e) has received from or furnished to the Company or the Company Sub any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Business (other than employment relationships reflected on

46 Schedule 5.19 and any Servicing by the Company or the Company Sub of any Mortgage Loans pursuant to which such Person serves as mortgagor). Section 5.20 Brokers’ Fees. Neither the Company nor the Company Sub has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions. Section 5.21 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ANCILLARY AGREEMENTS, NEITHER THE COMPANY, THE COMPANY SUB, SELLER, NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, THE COMPANY SUB, SELLER, THE BUSINESS, OR THEIR OPERATIONS, ASSETS, STOCK OR EQUITY, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ANCILLARY AGREEMENTS AND THE DOCUMENTS REFERRED TO THEREIN, BUYER HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY, THE COMPANY SUB OR SELLER. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY, THE COMPANY SUB, SELLER, NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO (A) THE BUSINESS OR THE OPERATIONS, (B) ASSETS, (C) LIABILITIES, (D) CONDITION (FINANCIAL OR OTHERWISE) OR (E) PROSPECTS OF THE COMPANY AND THE COMPANY SUB. IN MAKING ITS DETERMINATION TO ENTER INTO THIS AGREEMENT AND TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND ON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ANCILLARY AGREEMENTS. ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER Except as disclosed on the disclosure schedules delivered by Buyer to Seller immediately prior to the execution of this Agreement, Buyer represents and warrants to Seller as follows: Section 6.1 Due Organization and Authority. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Arizona. Buyer has full power and authority to

47 execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action. Section 6.2 Conflicts; Non-contravention. Assuming the Buyer Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transactions by Buyer do not and will not violate or conflict with (a) any provision of the Organizational Documents of Buyer, (b) any material Contract by which Buyer is bound or is a party or by which its assets are bound or (c) any Applicable Laws or Permits to which Buyer or its property is subject. Section 6.3 Buyer Approvals. Except as set forth on Schedule 6.3 (collectively, the “Buyer Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Transactions by Buyer are not subject to any Approval or Filing with respect to Buyer other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement (a “Buyer Material Adverse Effect”). Section 6.4 Financial Capacity. Buyer will have sufficient cash on hand or other resources of immediately available funds to enable it to make the payment of the Purchase Price and consummate the Transactions. Section 6.5 Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Seller could become liable or obligated. Section 6.6 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI AND THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN THE ANCILLARY AGREEMENTS, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY

48 REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED WITH RESPECT TO BUYER OR THE TRANSACTIONS. ARTICLE VII COVENANTS Section 7.1 Divestiture. Prior to the Closing Date, Seller and the Company shall, and Seller shall cause the Company to divest (the “Divestiture”), through the transfer or other disposition to Seller or one of its Affiliates or other third parties (a) all retail branch locations of the Company and (b) the RPX Platform (collectively, the “Divested Business”); provided, that in no event shall any Mortgage Loan origination licenses or servicing licenses of the Company or the Company Sub be deemed be a part of the Divested Business. Seller shall consult with Buyer with respect to all material documents and actions contemplated by Seller to effectuate the Divestiture and shall (i) provide Buyer the opportunity to review any and all material documents and steps intended to implement the Divestiture at least five (5) Business Days prior to the intended effective date of any such document or step, and (ii) if a material concern is raised by Buyer, negotiate in good faith to resolve any disagreements. For the avoidance of doubt, (A) without the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion), neither Seller, the Company nor the Company Sub shall, (I) in connection with divesting any portion of the Divested Business to Seller or any of its Affiliates, enter into any Contract which provides for any continuing Liability on the part of the Company or the Company Sub or (II) in connection with divesting any portion of the Divested Business to a third party, enter into any Contract with such third party which provides for any material continuing Liability on the part of the Company or the Company Sub, it being understood that Seller shall agree to expressly assume all Liabilities under any such Contract and Seller shall use reasonable best efforts to cause the Company and the Company Sub to be absolved in full of all Liabilities, and (B) effective as of the Closing, neither the Company nor the Company Sub shall be responsible for any Liabilities related to the Divested Business and all such Liabilities shall be Excluded Liabilities. Section 7.2 Pre-Closing Conversion. At least one day prior to the Closing Date, Seller shall cause the Company to, pursuant to the applicable provisions of the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, be converted to a limited liability company organized in the State of Delaware, including by making such filings and adopting such organizational documents which are in each case in form and substance satisfactory to Buyer (the “Conversion”). The name of the Company after such conversion as set forth on the certificate of conversion and the certificate of formation shall be RoundPoint Mortgage Servicing, LLC (“Company LLC”). The Company shall not elect to be treated as a corporation for U.S. federal income tax purposes on or at any time after the Conversion. Without limiting the generality of the foregoing, Seller shall provide Buyer the opportunity to review any and all documents and steps intended to implement the Conversion at least ten (10) Business Days prior to the intended effective date of any such document or step. Seller shall, and Seller shall cause the Company to, consult and cooperate with Buyer and shall keep Buyer informed, with respect to all actions to be taken in connection with such conversion. Section 7.3 Pre-Closing Covenants; Ordinary Conduct. From and after the Signing Date and until the earlier of the Closing Date or valid termination of this Agreement (the “Pre-Closing

49 Period”), except (a) as consented to or requested in writing by Buyer, (b) in connection with the Divestiture or (c) to the extent required to comply with the terms of this Agreement or Applicable Law, Seller, the Company and the Company Sub shall, and Seller shall cause the Company, and the Company shall cause the Company Sub, to, conduct the Business in the Ordinary Course of Business and in accordance with Applicable Requirements, including using commercially reasonable efforts to (i) maintain the Company’s and the Company Sub’s corporate or other existence in good standing, (ii) preserve, with regard to the Business, its business organization and existing business relationships, including with subservicing clients, (iii) maintain business and accounting records related to the Business at least as complete and accurate as is consistent with past practice, (iv) maintain the Company Assets in good condition and repair, subject to ordinary wear and tear, (v) maintain procedures for protection of Company Owned Intellectual Property and (vi) maintain adequate insurance coverages with respect to the Business, and without limiting the foregoing shall not: (a) (i) merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it or enter into any other transaction resulting in a change of control of the Company (except for the Transactions), (ii) acquire all or any portion of, the assets, business, deposits, properties or Equity Securities of any Person, (iii) dissolve, liquidate, effect a recapitalization or reorganization, make an assignment for benefit of creditors or file a petition in bankruptcy under Applicable Law or consent to the filing of any bankruptcy petition against it or (iv) create any Subsidiary; (b) except in connection with the Divestiture, (i) make any material change in the nature of the Business, (ii) amend or terminate any Material Contracts or (iii) enter into any Contract that would constitute a Material Contract; (c) make any capital expenditures or commitment for any capital expenditures in excess of $10,000 in the aggregate; (d) except as may be required by Applicable Law, (i) terminate the employment or engagement of any Company Service Provider in a position identified on Schedule 7.3(d)(i), (ii) hire or engage the service of any Company Service Provider with annual base compensation in excess of $75,000 other than any replacements, additions or adjustments reasonably necessary for the Business to satisfy its obligations under this Agreement or Applicable Law, (iii) except as may be required by Company Benefit Plan or Contract in existence and as in effect as of the Signing Date (I) increase, decrease, accelerate or otherwise change in any manner (x) the compensation, pension or other benefits payable, or to become payable, to any current or former Company Service Provider other than increases in base compensation in the Ordinary Course of Business in connection with annual review cycles or promotions, provided such increase does not exceed four percent (4%) or (y) any bonus payments or arrangements made to or with any of them, (II) enter into, establish, adopt or amend or fund or secure any Employee Benefit Plan in respect of any current or former Company Service Provider or (III) take any action to accelerate the vesting or time of payment of any compensation or benefits payable to any Company Service Provider; (e) (i) issue any Equity Securities, (ii) split, combine or reclassify any of its Equity Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Securities, (iii) purchase, redeem or otherwise acquire any of its

50 Equity Securities or sell or transfer any Equity Securities of the Company Sub or (iv) with respect to Seller, sell or otherwise transfer any of the Shares; (f) amend the Organizational Documents of the Company in any respect; (g) (i) cancel any debt or waive or compromise any claim or right relating to the Business in one transaction or a series of related transactions, other than compromising or waiving claims associated with routine borrower litigation and foreclosure processes, (ii) incur, assume or guarantee or otherwise become responsible for any Company Indebtedness or (iii) other than in the Ordinary Course of Business, sell, transfer, assign, pledge, lease, license or otherwise dispose of or encumber the Company’s assets in one transaction or a series of related transactions; (h) make any changes to its accounting methods, practices or policies, except as may be required under Applicable Law or GAAP, or change an annual accounting period; (i) settle or consent to the settlement of any Proceeding filed or otherwise instituted against it or related to the Business (A) resulting in an obligation of the Company or the Company Sub to pay more than $25,000, (B) which settlement does not include an unconditional release of the Company, the Company Sub and its officers, directors, employees and Affiliates from all Liability, (C) which settlement contains any admission or statement suggesting any wrongdoing or Liability on behalf of the Company, the Company Sub and its officers, directors, employees or Affiliates, (D) which settlement contains any equitable order, judgment or term that in any manner affects, restrains or interferes with the Business, or (E) resulting in a Liability of the Company of the Company Sub owed to a governmental or regulatory authority; (j) other than (i) in the Ordinary Course of Business, (ii) distributions of Cash on the balance sheet of the Company in accordance with the Company’s Organizational Documents, subject to Applicable Requirements, or (iii) as otherwise required in connection with the Divestiture, engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate or make any payment or distribution to any Affiliate; (k) (i) fail to use reasonable best efforts to maintain all existing state and federal governmental Permits used in or necessary to operate the Business (for the avoidance of doubt, excluding any Permit that is transferred in connection with the Divestiture) or (ii) terminate, cancel or amend any material insurance coverage with respect to the assets or activities of the Business which is not replaced by an adequate amount of insurance coverage at cost not materially exceeding the cost of the applicable terminated, cancelled or amended insurance coverage; (l) fail to maintain the Company’s servicer ratings with any Agency; (m) make, change or revoke any material Tax election, elect or change a method of accounting for Tax purposes, change its fiscal year, settle or compromise any material Liability for Taxes, amend any Tax Return, enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Entity, file any ruling or request related to Taxes with a Governmental Entity, fail to file any material Tax Return when due (including applicable extensions), surrender any right to claim a Tax refund, or agree to an

51 extension of a statute of limitations for Taxes, in each case, unless required by applicable Tax Law (or as a result of a determination by a Governmental Entity that is final); (n) enter any agreement that would restrict the Company’s right to perform under this Agreement or any Ancillary Agreement; and (o) agree to do any of the foregoing. Subject to this Section 7.3, Buyer shall not, directly or indirectly, have the right to control or direct the Company’s operations prior to the Closing Date. Notwithstanding anything to the contrary herein, during the Pre-Closing Period, the Company may make distributions or declare and pay dividends or otherwise utilize all or a portion of the Cash on the balance sheet of the Company available for distribution, in each case, in accordance with the Company’s Organizational Documents. Section 7.4 Cooperation; Approvals and Filings. (a) Each of the Parties shall, and Seller shall cause the Company to, use its commercially reasonable efforts to take such actions and do such things reasonably necessary, proper or advisable to consummate the Transactions, including obtaining the Transaction Approvals and Filings. Each of the Parties shall, and Seller shall cause the Company to, reasonably cooperate with the other Parties in connection with all actions to be taken in connection with the foregoing. (b) Each of the Parties shall, and Seller shall cause the Company to, keep each of the other Parties reasonably apprised of the status of matters relating to the consummation of the Transactions and work cooperatively in connection with obtaining or making, as applicable, all of the Transaction Approvals and Filings, including: (i) cooperating with each other in connection with all of the Required Approvals and Filings; (ii) using commercially reasonable efforts to respond as soon as reasonable practicable to any request from any Governmental Entity or Agency in connection with proceedings under or relating to Applicable Laws in connection with the Transactions; and (iii) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Applicable Laws in connection with the Transactions. (c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.4, subject to applicable legal limitations and redaction where necessary, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by such Party from, or given by such Party to, any third party or any Governmental Entity with respect to such Transactions, in each case, to the extent legally permissible, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any substantive communication to be given by it to any Governmental Entity with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods,

52 clearances, consents or orders required to be obtained from, such Governmental Entity in connection with execution and delivery of this Agreement and the consummation of the Transactions and (iv) provide the other Party with a written summary of any unscheduled meetings (whether in person or by telephone) with any Governmental Entity relating to the Transactions. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.4 in a manner so as to preserve any applicable privilege. (d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Party or Affiliate thereof shall have any obligation to offer or pay any consideration (other than customary administrative filing or processing fees or other expenses) in order to obtain any Transaction Approval and Filing, nor shall any Party be required to suffer a Burdensome Condition imposed with respect to such Transaction Approval and Filing (whether such Burdensome Condition imposed by the Transaction Approval and Filing is to become applicable prior to or following the Closing Date). Section 7.5 Pre-Closing Access; Confidentiality. (a) During the Pre-Closing Period, Seller and the Company shall, and Seller shall cause the Company to give Buyer and its Representatives reasonable access to the Company’s officers, personnel, non-natural person clients, material service providers and books and records for the purpose of facilitating the Transactions and to furnish to Buyer and its Representatives such other information concerning the Company which is reasonably requested, and all such information provided to or received by Buyer and its Representatives shall be subject to the Confidentiality Agreement; provided, however, that (i) any such access shall be granted during normal business hours at mutually agreed-to times, with reasonable advance notice to the Company, (ii) any such access shall not unreasonably interfere with the operation of the Business and shall be subject to the Company’s and the Company Sub’s reasonable security measures, (iii) Buyer and its Representatives shall not contact or otherwise communicate with any Business Employees (except in the Ordinary Course of Business, including in connection with the activities contemplated by the Subservicing Agreement), Company Service Providers or clients, service providers or suppliers of the Company or the Company Sub unless, in each case, approved in writing in advance by Seller or the Company, and (iv) nothing herein shall require the Company or the Company Sub to furnish to Buyer or any of its Representatives or provide Buyer or any of its Representatives with access to information that legal counsel for the Company or the Company Sub reasonably concludes is subject to attorney client privilege. (b) During the Pre-Closing Period, Seller shall, or shall cause the Company to, deliver to Buyer, no later than twenty (20) days after the end of each calendar month, the Monthly Reporting Package, inclusive of the reports identified on Schedule 7.5(b). (c) Without limiting Section 7.5(a), Seller and the Company shall, and Seller shall cause the Company to give Buyer and its Representatives reasonable access to the Company Services Providers to the extent necessary, advisable or appropriate to facilitate discussions and coordinate integration planning and each Party’s compliance with the covenants set forth in this Article VII.

53 Section 7.6 Employee Matters. (a) Effective not more than ten (10) nor less than five (5) days before the Closing, Seller shall provide to Buyer a complete and correct list of each Company Service Provider whose employment or service commenced or ended after the Signing Date, showing to the extent applicable for each (i) name, (ii) hire or engagement date, (iii) current job title, (iv) department, (v) work location, (vi) base salary level or hourly rate, as applicable, (vii) whether full time or part time and, if part time, number of hours engaged per month, (viii) whether active or on leave, including type of leave, (ix) status (exempt or non-exempt under the Fair Labor Standards Act and similar state laws), together with, in the case of any termination, the reason for such termination and whether it was initiated by such Company Service Provider, and (x) with respect to each Company Service Provider that is an independent contractor, the service end date for such independent contractor and name of any applicable contracting company. (b) Effective as of the Closing, Buyer shall, or shall cause its Affiliates (including the Company and the Company Sub) to, provide each Continuing Employee with: (i) a salary or hourly wage rate not less than and an annual cash bonus opportunity substantially no less favorable than, respectively, the salary or hourly wage rate and annual cash bonus opportunity provided to such Continuing Employee as of the day immediately prior to the Closing, (ii) eligibility for severance payments and benefits that are substantially no less favorable than those that such Continuing Employee would have received if the employment relationship ended other than for cause as of the day immediately prior to the Closing and (iii) employee benefits that are substantially no less favorable in the aggregate than the employee benefits provided to such Continuing Employee as of the day immediately prior to the Closing. Notwithstanding the foregoing, the Parties acknowledge and agree that all Continuing Employees shall be employees “at will.” (c) Effective as of the Closing, Buyer shall use, and shall cause its Affiliates (including the Company and the Company Sub) to use, commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to any Continuing Employee and his or her eligible dependents under any Employee Benefit Plan of Buyer or its Affiliates that provides health benefits in which the Continuing Employee is eligible to participate following the Closing, other than any limitations that were in effect with respect to the Continuing Employee and his or her eligible dependents immediately prior to the Closing under the corresponding Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Continuing Employee and his or her eligible dependents under the Health Plans in which they participated immediately prior to transitioning into a plan of Buyer or its Affiliates during the portion of the calendar year prior to such transition in satisfying any deductibles, co- payments or out-of-pocket maximums under Health Plans of Buyer or its Affiliates and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent the Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date. (d) Nothing contained in this Agreement shall: (i) confer upon any individual any right with respect to continued employment by any of the Parties or their respective Affiliates;

54 (ii) be treated as an amendment of any Employee Benefit Plan of any of the Parties or their respective Affiliates; or (iii) obligate any of the Parties or any of their respective Affiliates to maintain any particular level of compensation or Employee Benefit Plan or retain the employment of any particular employee. Section 7.7 Termination of Dallas Lease. Seller and the Company shall take or cause to be taken all actions necessary, proper or advisable on their respective parts to terminate that certain Lease Agreement, dated August 30, 2012, by and between Memshalah Realty ADA Compliant, Ltd. and the Company, with respect to real property located at 17300 Preston Road, Dallas, Texas (the “Dallas Lease”), or cause the expiration thereof, in each case no later than December 31, 2022. Effective as of the Closing, neither the Company nor the Company Sub shall be responsible for any Liabilities related to the Dallas Lease, and all such Liabilities shall constitute Excluded Liabilities for purposes of this Agreement. Section 7.8 Notice of Certain Matters. During the Pre-Closing Period, Seller and the Company agree to promptly notify Buyer of any event, circumstance, change or effect that, individually or in the aggregate, Seller or the Company become aware of that (a) has or is reasonably expected to have a Company Material Adverse Effect or Seller Material Adverse Effect, (b) could result in an adverse impact on the Company or the Business as a result of the Divestiture, (c) has or is reasonably likely to result in any condition set forth in Article X not being satisfied or (d) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Section 7.9 Preservation of Records. Buyer agrees that it shall preserve and keep the records held by it or its Affiliates relating to the business of the Company and the Company Sub for a period of seven (7) years from the Closing Date and shall make such records and personnel available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claims by, Proceedings or Tax audits against or governmental investigations of Seller or in order to enable Seller to comply with their respective obligations under this Agreement and each other Ancillary Agreement. Section 7.10 Intercompany Accounts. Immediately prior to Closing, all intercompany accounts between Seller and/or any of its Affiliates (other than the Company or the Company Sub) on the one hand, and the Company or the Company Sub, on the other hand, shall be settled or otherwise eliminated, in form and substance reasonably acceptable to Buyer. Except for all intercompany accounts, all other arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by Seller and/or any of its Affiliates (other than the Company or the Company Sub), on the one hand, and the Company or the Company Sub, on the other hand, shall be terminated without any party having any continuing Liability to the other, except for this Agreement and the Ancillary Agreements. Section 7.11 Sublease. Each of Seller and Buyer undertakes and agrees to, as promptly as practicable following the Signing Date, negotiate in good faith and take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on their respective parts to execute and enter into a Sublease (the “Sublease”) no later than the Closing Date concerning the sublease of a portion of the Leased Real Property located in Fort Mill, South

55 Carolina, which such Sublease shall be in accordance with the terms and conditions set forth on Exhibit C. Section 7.12 Subservicing Agreement. (a) Each of Seller, Company and Buyer undertakes and agrees to, as promptly as practicable following the Signing Date, but no later than August 15, 2022, use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on their respective parts to execute and enter into a Subservicing Agreement substantially in the form attached as Exhibit D (the “Subservicing Agreement”). (b) Buyer agrees to engage the Company as subservicer and to board Mortgage Loans with the Company to be subserviced pursuant to the Subservicing Agreement in such amounts and by such dates forth on Schedule 7.12 (the “Servicing Transfer Schedule”). Buyer’s obligation to board Mortgage Loans by any designated date shall in each instance be subject to: (i) the receipt of any required approval from any Agency or Governmental Entity (provided that Buyer and Seller agree, and Seller agrees to cause the Company, to use reasonable best efforts to obtain all such approvals); (ii) the Company’s ongoing maintenance of the Minimum Staffing Ratio; and (iii) the Company’s ability to otherwise accept or begin servicing any particular Mortgage Loans. The number of Mortgage Loans that shall count toward Buyer’s satisfaction of the Subservicing Threshold at any time shall include Mortgage Loans boarded with the Company (the “Boarded Loans”); provided, that the number of Boarded Loans shall be reduced by any Mortgage Loans that, after being boarded with the Company, are subsequently transferred to another mortgage servicer; provided, further, that the number of Boarded Loans shall not be reduced by any Mortgage Loans that, after being transferred to the Company, are subsequently paid in full or otherwise liquidated. (c) Buyer shall be required to pay a Minimum Servicing Fee in the event the number of Boarded Loans does not meet the Subservicing Threshold as of the applicable date set forth in the Servicing Transfer Schedule. The Minimum Servicing Fee will continue to be charged to and payable by Buyer on a monthly basis to the extent and for so long as Buyer fails to meet the Subservicing Threshold. Any Minimum Servicing Fee will be paid by Buyer within thirty (30) days after the end of the calendar month in which it was incurred. (d) Buyer shall be entitled to receive a Minimum Servicing Fee Credit in the event the number of Boarded Loans exceeds the Subservicing Threshold as of the applicable date set forth in the Servicing Transfer Schedule. The Minimum Servicing Fee Credit will continue to accrue to Buyer on a monthly basis to the extent and for so long as Buyer exceeds the Subservicing Threshold. To the extent Buyer makes any Minimum Servicing Fee payment to the Company pursuant to Section 7.12(c), any subsequent Minimum Servicing Fee Credit earned by Buyer will be paid by the Company up to the full amount of such prior Minimum Servicing Fee within thirty (30) days after the end of the month in which it was incurred. Accrued by unused Minimum Servicing Fee Credits at the end of the Servicing Transfer Schedule shall expire without further payment requirement by the Company. Section 7.13 Tax Credits. Seller and the Company shall, and Seller shall cause the Company to, use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to

56 be done all things necessary, proper or advisable to seek and obtain an extension of the Company’s Job Tax Credits pursuant to the South Carolina Department of Revenue New Jobs Credit Program. Section 7.14 Servicing Platform Agreements. Seller and the Company shall, and Seller shall cause the Company to, use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to maintain the effectiveness of that certain Master Agreement No. 596-09M by and between Black Knight Servicing Technologies, LLC and the Company. Section 7.15 No Solicitation. (a) During the Pre-Closing Period, Seller and the Company shall, and Seller shall cause the Company to, immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the Signing Date with any parties other than Buyer and its Affiliates with respect to the Transactions or the sale of any Equity Securities or assets of the Company (each a “Competing Proposal”) and, prior to the Closing Date, shall not initiate or engage in any activities, discussions or negotiations after the Signing Date with any third party regarding the foregoing. (b) Seller shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify Buyer in writing of receipt by Seller or any of its Affiliates or representatives of any inquiries, proposals, offers or requests for information relating to a Competing Proposal and provide Buyer with a copy of any written communications and a summary of any oral communications. Section 7.16 Supplements. The Seller shall, and shall cause the Company to, by notice delivered to Buyer in writing, from time to time prior to the Closing, in the event of any change or development described in this Section 7.16, supplement or amend the Schedules relating to the representations and warranties in Article IV and V to reflect changes or developments arising after the Signing Date (each a “Supplement”); provided, that no Supplement pursuant to this Section 7.16 (other than Schedule 5.15(f)) shall be deemed to have cured any breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether the conditions set forth in Section 10.2(a), Section 10.2(b) or Section 10.2(e) have been satisfied; provided, further that in the event Seller or the Company delivers one or more Supplements (other than Schedule 5.15(f)) and the facts or circumstances described in such Supplement or Supplements would reasonably be expected to cause the conditions specified in Section 10.2(a), Section 10.2(b) or Section 10.2(e) to not be satisfied, then Buyer shall have no obligation to consummate the Closing and shall be entitled to terminate this Agreement pursuant to Section 11.1(c). ARTICLE VIII POST-CLOSING COVENANTS Section 8.1 Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will

57 take such further action as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). Section 8.2 Confidentiality. (a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing notwithstanding any earlier termination or expiration date set forth therein. Upon the Closing, the Confidentiality Agreement shall terminate, and Section 8.2(b) and (c) shall govern the confidentiality obligations of the Parties following the Closing. If, for any reason, the Closing is not consummated and this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. The Parties acknowledge and agree that (i) following the Closing all confidential information of the Company and the Company Sub shall be treated as confidential information of Buyer for the purposes of Section 8.2(c) and (ii) for all purposes hereunder, prior to and following the Closing, all confidential information related to the Divested Business shall be treated as confidential information of Seller for the purposes of Section 8.2(b). (b) Subject to Section 13.1, following the Closing, Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Transactions or Seller, its Affiliates, or its and its Affiliates’ respective businesses, including the Divested Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer, any of its Affiliates, or any of its or their respective Representatives, (ii) information that is or becomes available to Buyer, any of its Affiliates, or any of its or their respective Representatives on a non-confidential basis prior to its disclosure by Seller, its Affiliates, or any of its or their respective Representatives or (iii) information that is required to be disclosed by Buyer, any of its Affiliates, or any of its or their respective Representatives as a result of any Applicable Law, provided that Buyer shall provide advance written notice to Seller of any disclosure pursuant to clause (iii) of this Section 8.2(b), to the extent legally permissible. (c) Subject to Section 13.1, following the Closing, Seller shall, and shall cause its Affiliates and its and their Representatives to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Transactions or Buyer, its Affiliates (including the Company and the Company Sub), or its and its Affiliates’ respective businesses, including the Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Seller, any of its Affiliates, or any of its or their respective Representatives, (ii) information that is or becomes available to Seller, any of its Affiliates, or any of its or their respective Representatives on a non-confidential basis prior to its disclosure by Buyer, its Affiliates, or any of its or their respective Representatives or (iii) information that is required to be disclosed by Seller, any of its Affiliates, or any of its or their respective Representatives as a result of any Applicable Law, provided that Seller shall provide advance written notice to Buyer of any disclosure pursuant to clause (iii) of this Section 8.2(c), to the extent legally permissible.

58 Section 8.3 Delivery of Dataroom File. As promptly as possible following the Closing, Seller shall, or shall cause the Company to, deliver to Buyer an electronic storage device containing all of the data files in the Dataroom as of the Closing. Section 8.4 Director and Officer Indemnification. (a) Buyer agrees that all rights to indemnification or exculpation or advancement of expenses now existing in favor of the current and former directors and officers of the Company or the Company Sub, as provided in such entity’s Organizational Documents as in effect as of the Signing Date and made available to Buyer, in each case to the extent consistent with Applicable Law, with respect to any matters occurring prior to the Closing, shall survive the Transactions and shall continue in full force and effect in accordance with this Section 8.4. For a period of six (6) years from the Closing, the indemnification and liability limitation or exculpation provisions of the Organizational Documents of the Company and the Company Sub shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company or the Company Sub, unless such modification is required by Applicable Law. (b) Prior to the Closing, the Company shall obtain a directors’ and officers’ liability “tail” or “runoff” insurance program (the “D&O Tail”) covering for a period of six (6) years after the Closing Date the Persons who are, as of and prior to the Closing, covered by the Company’s and the Company Sub’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to and at the Closing, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company and the Company Sub prior to the Closing. The costs and fees of the D&O Tail shall be borne by the Company as a Transaction Expense. Section 8.5 Restrictive Covenants. (a) Seller Restrictive Covenants. (i) Seller shall not, and shall cause its Affiliates not to, for a period beginning on the Closing Date and ending three (3) years from and after the Closing Date (the “Restricted Period”), directly or indirectly, solicit or entice, or attempt to solicit or entice, any existing Subservicing Clients for Business services, including for purposes of diverting their business or services from Buyer or the Company provided, however, that nothing in this Section 8.5(a)(i) shall prohibit Seller from (I) engaging in general solicitations or general advertising not targeted to such Subservicing Clients or (II) interim servicing or subservicing MSRs for any Subservicing Client to the extent acquired through the RPX Platform and not, for the avoidance of doubt, in connection with the Business. (ii) In the event any Subservicing Client set forth on Schedule 8.5(a)(ii) (the “Excluded Clients”) becomes a subservicing client or subservicing customer of Seller or any of its Affiliates (other than the Company or Company Sub or through interim servicing or subservicing of MSRs for the Excluded Clients to the extent acquired through the RPX Platform) prior to the Closing Date, the Purchase Price paid in accordance with

59 Section 3.2 shall be decreased by an amount equal to (A) the projected subservicing fees payable by such Excluded Client to the Company or the Company Sub during the period commencing on the Signing Date and ending on the Closing Date, based on the Company’s projections provided to Buyer prior to the Signing Date minus (B) the subservicing fees actually paid by such Excluded Client to the Company or the Company Sub for subservicing performed during such period (such amount, the “Excluded Client Fees”). (iii) Seller shall not, and shall cause its Affiliates not to, during the Restricted Period, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Subservicing Customers unless otherwise agreed upon with Buyer in writing. Promotions directed to the general public at large not targeted to such Subservicing Customers, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, and television advertisements, shall not constitute prohibited solicitations. (iv) Seller shall not, and shall cause its Affiliates not to, during the Restricted Period, directly or indirectly, employ, hire, or attempt to or solicit to hire any employee or officer of Buyer or the Company, including any Continuing Employee; provided, however, that nothing in this Section 8.5(a)(iv) shall prohibit Seller from: (A) engaging in general solicitations to the public or general advertising not targeted to such employees of Buyer or the Company (including through agencies), (B) soliciting any person terminated by Buyer or the Company within thirty (30) days following the Closing Date or the persons listed on Schedule 8.5(a)(iv), (C) other than the persons subject to the foregoing clause (B), soliciting any person who has ceased to be employed by Buyer or the Company for a period of at least three (3) months following the Closing Date (provided that this clause (C) shall not apply to the individuals referenced in clause (B)), or (D) employing any such employee as a result of activities permitted by (A), (B) or (C). (v) Seller acknowledges and agrees that the covenants set forth in this Section 8.5(a) are reasonable and necessary in terms of time, area and line of business to protect Buyer’s legitimate business interests, which include its goodwill associated with the ongoing Business. To the extent that the covenants provided for in this Section 8.5(a) may later be deemed by a court to be too broad to be enforced with respect to duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to modify or delete specific words or phrases in or from the provision. The provision as modified shall then be enforced. (b) Buyer Restrictive Covenants. (i) Buyer shall not, and shall cause its Affiliates not to, during the Restricted Period, establish a platform that creates a marketplace or brokerage to facilitate the purchase and sale of MSRs between buyers and sellers that competes with the RPX Platform. Notwithstanding anything to the contrary contained herein, neither (A) the operation of Buyer’s or any of its Affiliates’ businesses as currently conducted or as conducted during the twelve (12) month period prior to the Signing Date or (B) the

60 performance by Buyer or any of its Affiliates of their respective obligations under any Ancillary Agreement shall be deemed to violate the provisions of this Section 8.5(b)(i). Section 8.6 Cyber Policy. Prior to the Closing, Seller shall cause the Company to obtain a technology errors and omissions and cyber security insurance policy covering the Company and the Company Sub for Cyber Losses, which policy shall have a one (1) year term commencing on the Closing Date and shall be in accordance with the terms set forth on Schedule 8.6 or on such other terms as the Parties may mutually agree (the “Cyber Policy”). Seller shall be responsible for the costs and fees to obtain the Cyber Policy. In addition Seller shall pay the deductible under such Cyber Policy in an amount up to $250,000 for each claim for Cyber Losses made under the Cyber Policy relating to actions occurring prior to the Closing Date. Upon expiration of the one (1) year term of the Cyber Policy, Buyer may, at its election and cost, cause the Company to renew the Cyber Policy or add an addendum to or otherwise expand coverage under Buyer’s existing cyber security insurance policies. For the one (1) year period following such renewal or entry into such addendum, Seller shall pay the deductible under such Cyber Policy in an amount up to $250,000 for each claim for Cyber Losses made under such Cyber Policy relating to actions occurring prior to the Closing Date. ARTICLE IX CERTAIN TAX MATTERS The following provisions will govern the allocation of responsibility between Buyer and Seller for certain Tax matters: Section 9.1 Straddle Periods. (a) Whenever it is necessary to determine the liability for Taxes of the Company or the Company Sub attributable to any Tax period that begins on or before the Cutoff Date and ends after the Cutoff Date, the determination of the Taxes of the Company or the Company Sub for the portion of the Cutoff Date Straddle Period ending on and including the Cutoff Date shall be determined by assuming that the Cutoff Date Straddle Period consisted of two taxable years or periods, one which ended at the close of the Cutoff Date and the other which began at the beginning of the day following the Cutoff Date, and items of income, gain, deduction, loss or credit of the Company or the Company Sub for the Cutoff Date Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or the Company Sub were closed at the close of the Cutoff Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property, franchise based solely on capital, and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. (b) Whenever it is necessary to determine the liability for Taxes of the Company or the Company Sub attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date, the determination of the Taxes of the Company or the Company Sub for the portion of the Closing Date Straddle Period ending on and including the Closing Date shall be determined by assuming that the Closing Date Straddle Period consisted of

61 two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or the Company Sub for the Closing Date Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or the Company Sub were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property, franchise based solely on capital, and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. Section 9.2 Tax Sharing Agreements. Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing or allocation agreements or arrangements (whether or not written), if any, to which the Company or the Company Sub is a party so that after such time such entities will have no further rights or obligations thereunder or in respect thereof. Section 9.3 Pre-Closing Tax Period Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns of the Company and the Company Sub due on or prior to the Closing Date and (ii) all income Tax Returns of the Company and the Company Sub relating exclusively to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”). All such Tax Returns shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law). Seller shall deliver a copy of any such Tax Returns to the Buyer for review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and shall incorporate any reasonable changes requested by Buyer within ten (10) Business Days after delivery of such Tax Return to the Buyer. Buyer shall cause the Company and the Company Sub to sign and timely file any such Tax Returns prepared pursuant to this Section 9.3 that are due after the Closing Date. Section 9.4 Other Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and the Company Sub other than those Tax Returns that are described in Section 9.3; provided that, with respect to any such Tax Returns prepared by Buyer that relate to a Pre-Closing Tax Period or a Closing Date Straddle Period, (i) the Tax Return shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law), (ii) Buyer shall deliver a copy of any such Tax Return to Seller for review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and (iii) Buyer shall consider in good faith any changes reasonably requested by Seller within ten (10) Business Days after delivery of such Tax Return to Seller. Section 9.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) arising from the Transactions (“Transfer Taxes”) will be borne half (50%) by Buyer and half (50%) by Seller. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Parties. Each of Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such

62 Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Section 9.6 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or the Company Sub for all Pre-Closing Tax Periods and any portion of a Closing Date Straddle Period ending on and including the Closing Date, Buyer and the Company, on the one hand, and Seller and its Affiliates, on the other hand, shall cooperate with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes; provided, that Buyer shall not be required to provide to Seller any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates (other than the Company or the Company Sub, as applicable). Section 9.7 Tax Controversies. (a) Following the Closing, if a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to the Company or the Company Sub (a “Tax Matter”) shall be received by Seller, Buyer, the Company or the Company Sub (a “Notified Party”) from the IRS or any other taxing authority, with respect to Taxes for which another party may reasonably be expected to be liable pursuant to this Agreement, the Notified Party shall notify such other party in writing within five (5) days of receipt of such notice of such Tax Matter. (b) Seller shall have the right to control any Tax Matter to the extent that the Tax Matter relates exclusively to a Pre-Closing Tax Period or to any Tax Return prepared by Seller pursuant to Section 9.3, in each case to the extent Seller may reasonably be expected to be liable pursuant to this Agreement (including under Section 12.2(a)(i)) with respect to the Taxes relating to such Tax Matter, and to employ counsel of its choice at its expense; provided, however, that (i) Seller shall keep Buyer reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and Buyer shall have the right to review and comment on any correspondence from Seller to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Buyer’s own expense) in the conduct of such Tax Matter and (ii) Seller shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller does not assume the defense of any such Tax Matter, Buyer may defend the Tax Matter in such manner as it may deem appropriate; provided, however, that Seller shall have the right to review and comment on any correspondence from the Buyer to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate in any such Tax Matter (at Seller’s expense) and Buyer may not settle or compromise such Tax Matter or forego any appeal with respect thereto without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any inconsistency between this Section 9.7(b) and Section 12.5, this Section 9.7(b) shall control.

63 (c) Buyer shall have the right to control any Tax Matter (other than as set forth in Section 9.7(b)) and to employ counsel of its choice; provided, however, that, to the extent Seller may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Matter, (i) Buyer shall keep Seller reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and Seller shall have the right to review and comment on any correspondence from the Buyer to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Seller’s own expense) in the conduct of such Tax Matter, and (ii) the Buyer shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Section 9.8 Refunds. Except to the extent taken into account in the calculation of Closing Date Tangible Net Book Value, Seller will be entitled to any refunds of Taxes with respect to any Tax Return related to a Pre-Closing Tax Period (or any portion of a Closing Date Straddle Period ending on and including the Closing Date). Buyer will be entitled to any refunds of Taxes of the Company and the Company Sub, other than refunds or credits to which Seller is entitled under the foregoing sentence. Each Party will pay, or cause its Affiliates to pay, to the Party entitled to a refund of Taxes under this Section 9.8, the amount of such refund (including any interest paid thereon and net of any out-of-pocket expenses and Taxes to the Party receiving such refund in respect of the receipt or accrual of such refund) in readily available funds within fifteen (15) days of the actual receipt of the refund or the application of such refund against amounts otherwise payable. Buyer shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary, or requested by Seller, to timely claim any refunds that will give rise to a payment under this Section 9.8. Section 9.9 Intended Tax Treatment. Seller and Buyer hereby agree to treat, based on Section 1361(b)(3)(C)(ii) of the Code, the sale and purchase of the Shares pursuant to this Agreement as the sale and purchase of the assets of the Company for U.S. federal income tax purposes and shall report the sale consistently with such treatment for U.S. federal income tax purposes, except if otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). Section 9.10 Allocation of Purchase Price for Tax Purposes. As soon as practicable and, in any event, within thirty (30) days following the final determination of the Closing Statement pursuant to Section 2.2, Buyer will provide to Seller a proposed allocation of the Purchase Price (along with other items of consideration for U.S. federal income tax purposes) among the assets of the Company in accordance with Section 1060 of the Code (“Buyer’s Proposed Allocation”). Upon delivery of such proposed allocation, Seller and Buyer shall negotiate in good faith to resolve any disputes; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the proposed allocation within thirty (30) days after the Buyer’s delivery of the proposed allocation, the Parties shall submit the disputed item(s) to the Independent Accounting Firm for resolution under the terms and procedures set forth in Section 2.2(d). The Independent Accounting Firm’s resolutions shall be conclusive and binding on the Parties. The Parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that

64 is inconsistent with this Section 9.10, except as otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). ARTICLE X CONDITIONS TO CLOSING Section 10.1 Conditions of All Parties. The respective obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver by Buyer and Seller, as applicable, at or prior to the Closing of the following conditions: (a) No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining order, decree, ruling or injunction or other Order of a court or other Agency or Governmental Entity of competent jurisdiction directing that the Transactions not be consummated, making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the Business or any material assets held by the Company following the Closing; and (b) No Action. No Proceeding shall be pending or threatened in writing wherein an unfavorable Order would reasonably be expected to prevent the carrying out of this Agreement, any Ancillary Agreement, or any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded; provided, that this clause (b) shall not be invoked in the event of Proceedings commenced by a Party against one or more other Parties. Section 10.2 Conditions of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or waiver in writing by the Buyer of, at or prior to the Closing, the following conditions: (a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties contained in Section 4.1 (Due Organization, Qualification and Authority), Section 4.2 (Shares), Section 4.3 (Conflicts; Non-contravention), Section 4.6 (Brokers’ Fees), Section 5.1 (Due Organization, Qualification and Authority), Section 5.2 (Capitalization and Subsidiaries), Section 5.3 (Conflicts; Non-contravention), and Section 5.20 (Brokers’ Fees) of this Agreement (collectively, the “Seller Fundamental Representations”) will be true and correct in all respects as if made on the Signing Date and the Closing Date except for (i) changes specifically permitted by this Agreement, and (ii) those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date. The representations and warranties contained in Article IV and Article V (other than the Seller Fundamental Representations) shall be true and correct in all respects, in each case as if made on and as of the Signing Date and the Closing Date, except for (i) changes specifically permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date, and (iii) those instances (including in (i) and (ii)) in which the failure of the representations and warranties to be true and correct is not, individually or in the aggregate, or would not reasonably be expected to be, material to the Company or the Business.

65 (b) Covenants. Seller, the Company and the Company Sub shall have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other Ancillary Agreement and required to be performed or complied with by Seller at or prior to the Closing. (c) Divestiture. Seller and the Company shall have completed the Divestiture in accordance with Section 7.1. (d) Required Approvals and Filings. The Required Approvals and Filings shall have been obtained or made, as applicable, without the imposition of any Burdensome Condition (regardless of whether such Burdensome Condition is purported to take effect prior to or following the Closing Date). (e) Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect. (f) Third Party Consents. Seller shall have obtained the consents and approvals required from third parties on Schedule 10.2(f), and all such consents and approvals shall be in full force and effect. (g) Financial Statements. Seller shall have furnished, or caused to be furnished, to Buyer (i) unaudited or, to the extent they have been prepared, audited financial statements of the Company and the Company Sub for the year ended December 31, 2022, and in the case of audited financials, prepared by a nationally or regionally recognized auditor, together with such auditor’s report, and (ii) financial statements of the Company and the Company Sub as of the most recent quarter end period. (h) Deliverables. Seller shall have delivered or caused to be delivered to Buyer all of the items required by Section 3.3(a). (i) Conversion. At least one day prior the Closing Date, Seller and the Company shall have completed the Conversion in accordance with Section 7.2. Section 10.3 Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or waiver in writing by Seller of, at or prior to the Closing, the following conditions: (a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties contained in Section 6.1 (Due Organization and Authority), Section 6.2 (Conflicts; Non-contravention) and Section 6.5 (Brokers’ Fees) (collectively, the “Buyer Fundamental Representations”) will be true and correct in all respects as if made on the Signing Date and the Closing Date except for (i) changes specifically permitted by this Agreement, and (ii) those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date. The representations and warranties contained in Article VI (other than the Buyer Fundamental Representations) shall be true and correct in all respects, in each case as if made on and as of the Signing Date and the Closing Date, except for (i) changes specifically permitted by this Agreement, (ii) those

66 representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date, and (iii) those instances (including in (i) and (ii)) in which the failure of the representations and warranties to be true and correct would not have a Buyer Material Adverse Effect. (b) Covenants. Buyer shall have performed in all material respects all of the obligations and complied in all material respects with all of its covenants, agreements and conditions set forth in this Agreement or any other Ancillary Agreement and required to be performed or complied with by Buyer at or prior to the Closing. (c) Deliverables. Buyer shall have delivered or caused to be delivered to Seller all of the items required by Section 3.3(b). Section 10.4 Frustration of Closing Conditions. Neither Buyer nor Seller may rely, either as a basis for not consummating the Transactions or terminating this Agreement, on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement. ARTICLE XI TERMINATION Section 11.1 Termination Rights. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing: (a) by mutual written consent of each of Buyer, on the one hand, and Seller and the Company, on the other hand; (b) by Seller, by written notice to Buyer, if Buyer materially breaches any of its representations or warranties under this Agreement or Buyer fails to materially comply with any of its covenants or obligations contained herein, in each case such that Section 10.3(a) or Section 10.3(b) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by Buyer within ten (10) days after delivery of notice thereof by Seller; provided, however, that no cure period will be allowed for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to Seller’s obligations to consummate the Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if Seller or the Company is then in material breach of its representations or warranties or in material default under its covenants or obligations hereunder in a manner that shall have directly contributed to the failure of the Closing; (c) by Buyer, by written notice to Seller, if Seller or the Company materially breaches any of its representations or warranties under this Agreement or Seller or the Company fails to materially comply with any of its covenants or obligations contained herein, in each case such that Section 10.2(a) or Section 10.2(b) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by Seller or the Company within ten (10) days after delivery of notice thereof by Buyer; provided, however, that no cure period will be allowed for any such breach that by its nature cannot be cured or if, as a result of such breach

67 and notwithstanding the timely cure thereof, one or more conditions to Buyer’s obligations to consummate the Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if it is then in material breach of its representations or warranties or in material default under its covenants or obligations hereunder in a manner that shall have directly contributed to the failure of the Closing. (d) by Buyer, by written notice to Seller, if any Agency or Governmental Entity which must grant a Required Approval and Filing shall have denied such Required Approval and Filing and such denial has become final and non-appealable; (e) at any time after October 31, 2023 (the “Outside Date”), by either Seller or Buyer, by written notice to the other, if the Closing has not occurred, unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party (or the Company with respect to Seller) seeking to terminate this Agreement of its representations, warranties or covenants under this Agreement; provided, that if on the Outside Date, all conditions to Closing have been met except for the receipt of any Required Approval and Filing, the Outside Date shall automatically be extended to April 30, 2024 without any further action by any other Party or any other Person; or (f) by either Buyer or Seller if a court of competent jurisdiction shall have issued a final non-appealable Order permanently enjoining, restraining or otherwise prohibiting the Transactions. Section 11.2 Effect of Termination. In the event of termination and abandonment by a Party pursuant to Section 11.1, written notice thereof shall forthwith be given to any other Party and this Agreement shall terminate and the Transactions shall be abandoned, without further action by any party. If this Agreement is terminated as provided herein, no party shall have any Liability or further obligation to any other party except that this Section 11.2, Section 7.5 and Article XIII shall survive termination of this Agreement, and the definitions set forth in Article I shall survive any termination of this Agreement; provided, however, that no termination of this Agreement pursuant to this Article XI shall relieve any Party of Liability for a breach of any provision of this Agreement occurring before such termination. Section 11.3 Termination Fees. (a) In the event of the termination of this Agreement by Seller pursuant to Section 11.1(b), Buyer shall pay to Seller the Buyer Breach Termination Fee by wire transfer of immediately available funds. (b) In the event of the termination of this Agreement by Buyer pursuant to Section 11.1(c), Seller shall pay to Buyer the Seller Breach Termination Fee by wire transfer of immediately available funds. (c) In the event of the termination of this Agreement by Seller pursuant to Section 11.1(e) or Section 11.1(f), (i) Seller shall pay to Buyer the Seller No-Fault Termination Fee by wire transfer of immediately available funds and (ii) Buyer shall pay to Seller, by wire transfer of immediately available funds, the absolute value of the amount, if any, by which the

68 aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are less than zero dollars ($0). (d) In the event of the termination of this Agreement by Buyer pursuant to Section 11.1(d), Section 11.1(e) or Section 11.1(f), (i) Buyer shall pay to Seller the Buyer No-Fault Termination Fee by wire transfer of immediately available funds and (ii) Seller shall pay to Buyer, by wire transfer of immediately available funds, the amount, if any, by which the aggregate Earnings during the period commencing on October 1, 2022 and ending on the date of termination of this Agreement are greater than zero dollars ($0). (e) Any fees payable pursuant to this Section 11.3, excluding the Post-Termination Operating Costs, shall be paid by wire transfer of immediately available funds within ten (10) Business Days of the date of termination. The Post-Termination Operating Costs shall be paid by Buyer to Seller by wire transfer of immediately available funds within ten (10) Business Days of final determination of the amount of such Post-Termination Operating Costs, which for the avoidance of doubt, shall be on or after the four (4) month anniversary of such date of termination. The payment by Buyer or Seller, as applicable, of any fees pursuant to this Section 11.3 shall be the sole and exclusive remedy available to the other Party, or to the Company, as applicable, (whether at law, in equity, in contract, in tort or otherwise) with respect to this Agreement, the Ancillary Agreement and the Transactions. The Parties further agree that any payment by one Party to the other of fees pursuant to this Section 11.3 shall constitute liquidated damages and not a penalty. For the avoidance of doubt, in the event that any such fees are paid, no Person may seek specific performance under this Agreement. ARTICLE XII INDEMNIFICATION Section 12.1 Survival. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the twenty four (24) month anniversary of the Closing Date; provided, however, that (a) the Buyer Fundamental Representations and the Seller Fundamental Representations shall survive for a period of twenty (20) years following the Closing Date and (b) the representations and warranties set forth in Section 5.11 (Tax Matters) and Section 5.15 (Employment Matters; Employee Benefits) shall survive until the expiration of the applicable statute of limitations (taking into account extensions thereof). All claims by Buyer or a Buyer Indemnitee pursuant to Section 12.2(a)(ii) related to covenants and agreements made in this Agreement that (a) contemplate performance for a stated term, shall survive the Closing and expire six (6) months after the end of such stated term, or (b) do not have a stated term shall survive the Closing until sixty (60) days following the date on which such covenant or agreement has been fully performed in accordance with its terms. All claims by Buyer or a Buyer Indemnitee pursuant to Section 12.2(a)(iii) shall survive for a period of twenty (20) years following the Closing Date. In the event that notice of any claim for indemnification under this Article XII has been given within the applicable survival period, the matters that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. It is the intention of the Parties that the survival periods and termination

69 dates set forth in this Section 12.1 supersede any statute of limitations applicable to such matters or any claim with respect thereof. Section 12.2 Indemnification of the Buyer Indemnitees. (a) From and after the Closing and subject to the terms and conditions of this Article XII, the Buyer Indemnitees will be entitled to recovery, and Seller shall indemnify, defend and hold the Buyer Indemnitees harmless from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any Buyer Indemnitee that result from or arise out of: (i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 3.3(a)(i) of this Agreement; (ii) the breach of any covenant or other agreement made by Seller in this Agreement; and (iii) the Excluded Liabilities. (b) Notwithstanding anything to the contrary contained in this Agreement: (i) (A) Seller shall have no Liability for any claim for indemnification pursuant to Section 12.2(a)(i) unless the aggregate amount of Losses in respect of breaches of Seller’s representations and warranties exceeds the Deductible, in which event Seller shall be liable for all Losses in excess of the Deductible up to the Cap, and (B) Seller’s aggregate Liability for indemnification under Section 12.2(a)(i) shall in no event exceed the Cap. Notwithstanding the foregoing, the Deductible and Cap shall not apply to Seller’s indemnification obligations (1) arising out of, relating to or resulting from fraud or willful misconduct by Seller with respect to Seller’s representations and warranties set forth in this Agreement or (2) arising out of, relating to or resulting from a breach or inaccuracy of a Seller Fundamental Representation, and none of the foregoing shall count towards the Deductible or the Cap. (c) Buyer shall be entitled to, at its election and in its sole discretion, (i) recover all Losses agreed by Seller or deemed by a court of competent jurisdiction to be recoverable pursuant to Section 12.2 (“Seller Indemnifiable Losses”) directly from Seller and/or (ii) deduct and offset any Seller Indemnifiable Losses against any payments owing to Seller pursuant to this Agreement. Section 12.3 Indemnification of the Seller Indemnitees. (a) From and after the Closing and subject to the terms and conditions of this Article XII, the Seller Indemnitees will be entitled to recovery, and Buyer shall indemnify, defend and hold the Seller Indemnitees harmless from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any Buyer Indemnitee that result from or arise out of:

70 (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 3.3(b)(i) of this Agreement; (ii) the breach of any covenant or agreement made by Buyer in this Agreement; and (iii) any Liability of the Business, the Company or the Company Sub arising out of an occurrence or omission after the Closing Date and resulting from the ownership, operation or control of the Business after the Closing Date, except to the extent such Liability, but for any action or omission by Seller, would have arisen on or prior to the Closing Date or resulted from Seller’s ownership, operation or control of the Business. (b) Notwithstanding anything to the contrary contained in this Agreement: (i) Buyer shall have no Liability for any claim for indemnification pursuant to Section 12.3(a)(i) unless the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties exceeds the Deductible, in which event Buyer shall be liable for all Losses in excess of the Deductible up to the Cap; and (ii) Buyer’s aggregate Liability for indemnification under Section 12.3(a)(i) shall in no event exceed the Cap. Notwithstanding the foregoing, the Deductible and Cap shall not apply to Buyer’s indemnification obligations (A) arising out of, relating to or resulting from fraud or willful misconduct by Buyer with respect to Buyer’s representations and warranties set forth in this Agreement or (B) arising out of, relating to or resulting from a breach or inaccuracy of a Buyer Fundamental Representation, and none of the foregoing shall count towards the Deductible or the Cap. Section 12.4 Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article XII, other than those relating to Tax matters, which are governed by Section 9.7. (a) Notice of Losses. Subject to the limitations set forth in this Agreement, if any Buyer Indemnitee or Seller Indemnitee believes in good faith that it has a claim for recovery or reimbursement under this Article XII (a “Claim”), Buyer or Seller, as applicable, shall, promptly after it becomes aware of such Claim but in any event prior to the expiration of the applicable survival period for such Claim as set forth in Section 12.1, notify the other Party of such Claim by means of a written notice describing the matter in reasonable detail (to the extent known) and setting forth the amount (estimated, if necessary and to the extent feasible) of such Claim (a “Claim Notice”). The failure by Buyer or Seller, as applicable, to promptly deliver a Claim Notice under this Section 12.4(a) will not adversely affect the applicable Buyer Indemnitee’s or Seller Indemnitee’s right to recovery or reimbursement except to the extent that Indemnifying Party is materially prejudiced thereby. (b) No Disputes. If the party seeking indemnification, recovery or reimbursement, as applicable, hereunder (the “Indemnified Party”) delivers a Claim Notice in accordance with the terms in Section 12.4(a), as applicable, and the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party”) does not object to the terms of the Claim as set forth in the applicable Claim Notice, subject to the limitations set forth in this Article XII, the Indemnifying Party shall promptly pay to the

71 Indemnified Party the amount set forth in such Claim Notice in accordance with the terms of this Article XII. (c) Disputes. If the Indemnifying Party objects to the terms of the Claim as set forth in the applicable Claim Notice, the Indemnifying Party may dispute the related Claim by delivery of a notice to the Indemnified Party in writing, within thirty (30) days following the Indemnified Party’s delivery of such Claim Notice, that the Indemnifying Party objects to the Claim (or the amount of Losses set forth therein) asserted in such Claim Notice. Thereafter, any disputes not settled by the parties shall be resolved by a court of competent jurisdiction described in Section 13.8. Section 12.5 Third-Party Claims. (a) In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification, recovery or reimbursement is available under this Article XII (a “Third-Party Claim”), the Indemnifying Party will have the right to defend the Third- Party Claim with counsel (at its sole cost and expense) reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in good faith in such defense, including by using commercially reasonable efforts to mitigate such indemnifiable Losses and provide assistance to the Indemnifying Party to pursue any available remedies against other parties to recover or reduce such Losses; provided, that any costs of such assistance or mitigation incurred by the Indemnified Party shall be considered additional indemnifiable Losses hereunder and that the failure of the Indemnified Party to mitigate pursuant to the terms hereof shall not reduce the rights of the Indemnified Party to recover for Losses; provided, further, that the Indemnifying Party shall have the right to defend the Third-Party Claim only to the extent such Indemnifying Party first acknowledges in writing its indemnification obligation under and subject to this Article XII; provided, further, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim if (i) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; (ii) such Third-Party Claim is reasonably likely, in the reasonable judgment of the Indemnified Party, to have a material effect on the Indemnified Party or the Business or involve Losses beyond the scope or limits of the indemnification obligation of the Indemnifying Party; or (iii) the Indemnifying Party shall not have assumed the defense of the litigation in a timely fashion (but in any event within thirty (30) days of notice of such Third-Party Claim). The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim. (b) Notwithstanding the foregoing, (i) the Indemnified Party shall have the right to independently control and assume the defense of any Third-Party Claim to the extent (A) the Indemnifying Party fails to assume the defense of such Third-Party Claim within thirty (30) days of notice of such Third-Party Claim or (B) such the Indemnifying Party does not have the right to assume the defense of such Third-Party Claim pursuant to Section 12.5 and (ii) the Indemnified Party shall have the right to participate jointly with the Indemnifying Party (at the Indemnified Party’s sole cost and expense) in the defense of any Third-Party Claim. In the event

72 that the Indemnified Party elects pursuant to clause (ii) to participate jointly with the Indemnifying Party in the defense of a Third-Party Claim, each party shall keep the other party reasonably informed of, and consult with the other party regarding, any material decisions with respect to the defense of the Third-Party Claim. (c) No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification or recovery is being sought hereunder without the prior written consent of the Indemnified Party, unless such settlement, compromise or consent (w) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim, (x) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party, (y) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates and (z) does not provide for or otherwise require any payment by the Indemnified Party or any of its Affiliates that is not fully covered by the indemnification obligations of the Indemnifying Party. Section 12.6 Attorneys’ Fees and Expenses. If any party to this Agreement shall bring suit against another party as a result of any alleged breach or failure by the other party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing party in such action shall be entitled to receive from the other party reasonable attorneys’ fees incurred by reason of such action and all costs of suit at both trial and appellate levels. Section 12.7 Other Recovery and Indemnification Matters. (a) The right to recovery, indemnification, payment of any amount related to Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by any Party or its representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. For purposes of determining the dollar amount of Losses attributable to such breach, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded. (b) The Parties agree to treat any recovery or indemnity payments made pursuant to Article IX or this Article XII as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required under Applicable Law. (c) The amount of any Losses payable in accordance with this Article XII shall be calculated net of any third-party insurance, indemnification or other proceeds that have actually been recovered by the Indemnified Party under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums), it being understood that an Indemnified Party shall not be obligated to obtain or maintain any type of insurance coverage or initiate any Proceeding in order to obtain recovery under insurance policies with respect to any particular indemnifiable matter. Any amounts payable

73 pursuant to this Article XII shall be paid without duplication, and in no event shall any Person be indemnified under different provisions of this Agreement or any Ancillary Agreement for the same Loss. To the extent any Party receives proceeds or otherwise recovers amounts from a third party after receiving indemnification amounts under this Article XII that would have reduced its Losses or that is duplicative of its Losses or indemnification amounts received, such Party shall pay such excess or duplicative amounts over to the other Party as soon as practicable upon receipt of such funds. Section 12.8 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to fraud or willful misconduct, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties to this Agreement and the Buyer Indemnitees and the Seller Indemnitees, respectively, to each other, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, equity, statute, strict liability, or otherwise) arising out of or based upon (i) misrepresentations, breach of warranties or breach of covenants contained in this Agreement, (ii) the matters set forth in this Agreement or (iii) the Transactions are the indemnification obligations of the Parties set forth in this Article XII. The provisions of this Section 12.8 shall not, however, prevent or limit a cause of action under Section 13.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof. For the avoidance of doubt, nothing herein shall limit the Buyer’s, Seller’s or other Indemnified Party’s rights under Section 2.3 or any claims or rights under any Ancillary Agreement. ARTICLE XIII MISCELLANEOUS Section 13.1 Press Releases and Public Announcements. Except as set forth in this Section 13.1, the Parties shall not issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the Transactions without prior consultation with and written approval of the other Parties. Notwithstanding the foregoing, the Parties acknowledge that Buyer may prepare and file with the United States Securities and Exchange Commission all required disclosures related to this Agreement or any Ancillary Agreement, including without limitation Buyer’s entry into this Agreement, the Agreement itself and the closing of the Transactions. Section 13.2 No Third-Party Beneficiaries. Except (a) the current and former officers and directors of the Company and the Company Sub pursuant to Section 8.4, (b) as provided in Article XII with respect to the Buyer Indemnitees and the Seller Indemnitees and (c) as provided in Section 13.16, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Section 13.3 Entire Agreement. This Agreement (including the exhibits, annexes and other documents referred to herein including the Confidentiality Agreement), the disclosure schedules, and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to

74 the extent they relate in any way to the subject matter hereof (other than the Confidentiality Agreement). Section 13.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder; (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Subsidiaries or Affiliates; or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets; provided, that in each of clauses (a), (b) and (c), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder. Section 13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned PDF pages, DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000 or the Electronic Signatures and Records Act of the State of New York shall each be deemed an original and shall be effective as delivery of a manually executed counterpart to this Agreement, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Section 13.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Section 13.7 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing to the addresses set forth below. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile without notice of delivery failure, (i) if sent during the recipient’s normal business hours, on the date of transmission to such recipient or (ii) if sent outside of the recipient’s normal business hours, on the first Business Day following the date of transmission to such recipient, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature pages hereto. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. If to Seller or, prior to the Closing, the Company: Freedom Mortgage Corporation 951 Yamato Road Boca Raton, FL 33431 Attn: Steven J. Molitor

75 Email: steven.molitor@freedommortgage.com and RoundPoint Mortgage Servicing Corporation 951 Yamato Road Boca Raton, FL 33431 Attn: Patrick McEnerney Email: patrick.mcenerney@roundpointmortgage.com With a required copy to: Hunton Andrews Kurth LLP 951 E. Byrd Street Richmond, VA 23219 Attn: Michael P. Goldman Email: mgoldman@hunton.com If to Buyer or, after the Closing, the Company: Matrix Financial Services Corporation c/o Two Harbors Investment Corp. 1601 Utica Avenue South, Suite 900 St. Louis Park, Minnesota 55416 Attn: Rebecca Sandberg, General Counsel Email: Rebecca.Sandberg@twoharborsinvestment.com With a required copy to: Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 Attn: Braden K. McCurrach Chris M. Gavin Email: Braden.McCurrach@cwt.com Chris.Gavin@cwt.com Section 13.8 Governing Law; Jurisdiction and Venue. (a) This Agreement shall be governed by and construed in accordance with the domestic substantive and procedural laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware. (b) Except with respect to the resolution of Purchase Price adjustments as set forth in Section 2.2, each Party agrees: (a) to submit to the exclusive jurisdiction of the state courts

76 located in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) (the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Transactions); (b) to commence any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement only in the Specified Courts; (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 13.7 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum. Section 13.9 Amendments and Waivers. No amendment, modification or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Section 13.10 Injunctive Relief. Each Party hereby agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. Each Party hereby waives any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. In addition, each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Section 13.11 Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that

77 the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Section 13.12 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, that all Transaction Expenses incurred by Seller and/or the Company which are unpaid as of the Closing Date shall be borne by Seller (including any Transaction Expenses incurred during the Pre-Closing Period) in accordance with the terms of this Agreement. Section 13.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. When this Agreement states that a Party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that such Party has made a correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by the Buyer and its Representatives in the Dataroom on or prior to the Signing Date and not removed such document or item on or prior to the Signing Date. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected” or “disclosed” on or “reserved against” a balance sheet or financial statements, to the extent (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is specifically related to the subject matter of such item, (B) such item is otherwise specifically set forth on the balance sheet or financial statement or (C) such item is reflected on the balance sheet or financial statement and is referred to in the notes thereto. Section 13.14 Incorporation of Disclosure Schedules. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. Nothing in the disclosure schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with particularity on its face. Section 13.15 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 13.15 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,

78 SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS. Section 13.16 Mutual Release. Effective as of the Closing, the Company and the Company Sub, and each of their respective officers, directors, agents, employees, managers and advisors, successors and assigns, on the one hand (each a “Company Releasor”), and Seller, on behalf of itself and its Affiliates and Subsidiaries (other than the Company and the Company Sub), and each of its and their respective officers, directors, agents, employees, managers and advisors, on the other hand (each, a “Seller Releasor”) hereby irrevocably, unconditionally, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which such Person has, may have or might have or may assert now or in the future, in the case of any Seller Releasor, against the Company, the Company Sub and their respective successors, assigns, heirs, executors, officers, directors, partners and employees or, in the case of any Company Releasor, against Seller and its successors, assigns, heirs, executors, officers, directors, partners and employees, in each case arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or began on or before the Closing Date. The foregoing release shall not apply to any claim arising under the terms of this Agreement or any Ancillary Agreement. The Parties shall, and shall cause each Company Releasor or Seller Releasor, as applicable, to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any released Person based upon any matter released pursuant to this Section 13.16. The Parties hereby acknowledge and agree that (i) each released Person is a third-party beneficiary of this Section 13.16 and (ii) the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Company Releasor or Seller Releasor of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted. Section 13.17 Counsel. (a) It is acknowledged by each of the parties hereto that Seller, the Company and their Affiliates have retained Hunton Andrews Kurth LLP (the “Existing Counsel”) to act as their counsel in connection with the Transaction, that the Existing Counsel has not acted as counsel for any other party to this Agreement or other Person in connection with the Transactions and that no other party to this Agreement or other Person has the status of a client of the Existing Counsel for conflict of interest or any other purposes as a result thereof. Buyer and the Company, on behalf of themselves and each of their respective Affiliates, hereby acknowledge and agree, and the Company (for itself and on behalf of its Affiliates) affirms its pre-existing agreement, that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), on the one hand, and Seller or any of its Affiliates (or any of their employees), on the other hand (hereafter, “Disputes”), the Existing Counsel may disclose information learned by the Existing Counsel in the course of such existing representations (except to the extent such information is subject to the attorney-client privilege of the Company or any of its Affiliates and/or Existing Counsel’s duty of confidentiality as to the Company or any of its Affiliates, and whether such disclosure is made before or after the Closing) and may represent Seller or any of its Affiliates (or any of their employees) in such Disputes even though the interests

79 of Seller or its Affiliates (or any of their employees) may be directly adverse to Buyer, the Company or any of their Affiliates, and even though the Existing Counsel may have acquired confidential information from or about the Company or any of its Affiliates related to any Disputes, represented the Company or any of its Affiliates in a matter substantially related to such Disputes, or may be handling ongoing matters for Seller or one or more of their Affiliates (or any of their employees). Buyer and the Company hereby consent to and waive, on behalf of themselves and each of their respective Affiliates, any conflict of interest in connection with representation by Existing Counsel of Seller or any of its Affiliates (or any of their employees) in connection with any Disputes related to the Transactions. Moreover, Buyer and the Company, on behalf of themselves and each of their respective Affiliates, agree and covenant not to seek to disqualify the Existing Counsel from representing Seller or any of its Affiliates (or any of their employees) in connection with any Disputes related to the Transactions. (b) Buyer and the Company, on behalf of themselves and each of their respective Affiliates, hereby acknowledge and agree, and the Company (for itself and on behalf of its Affiliates) affirms its pre-existing agreement, that Seller owns all legal files (whether those files are with in-house Existing Counsel or outside Existing Counsel), any attorney-client privilege, any attorney-work product protections, any duties of confidentiality and all rights to assert or waive any privilege or protection associated with the Existing Counsel’s pre-Closing representation of the Company and its Affiliates, in each case solely to the extent that such representations relate to the Transactions, whether separately or jointly with Seller or its Affiliates (“Seller Privileged Material”). Notwithstanding anything else contained in this Agreement or in any other agreements executed in connection with the Transactions, ownership of such Seller Privileged Material and the right to assert or waive such privilege or protection or duty shall not pass to or be claimed by Buyer, the Company, or any of their Affiliates and all of the same (and all of the rights with respect to the same) are hereby irrevocably assigned and transferred to and accepted and controlled by Seller. Neither Buyer, the Company nor any of their Affiliates may use or rely on any Seller Privileged Material in any Dispute, including the disclosure or discovery of such information subsequent to the Closing shall not be deemed to be a waiver of any duty of confidentiality, attorney-client privilege or any attorney-client work product protection. If, after the Closing, the Company or Buyer discover possession of any Seller Privileged Material, the Company and Buyer shall treat them as inadvertently produced and take steps to notify Seller for instructions regarding transfer or disposal of such items. Buyer and the Company, on behalf of themselves and each of their respective Affiliates, hereby acknowledge and agree, and the Company (for itself and on behalf of its Affiliates) affirms its pre-existing agreement, not to disclose and to protect from disclosure to any other Person, and will strictly preserve the confidentiality of, all Seller Privileged Material in order to preserve all privileges, work-product protections and confidentiality with respect to all such communications and materials. In the event that a dispute arises between Buyer, the Company or any of their Affiliates and any other Person (other than Seller and its Affiliates), Buyer and the Company shall, and shall cause their Affiliates to, with respect to any Seller Privileged Material, assert the attorney-client privilege on behalf of Seller (and any one or more of its Affiliates, as relevant) to prevent disclosure of such Seller Privileged Material to any such Person; provided, however, that such privilege may be waived only with the prior written consent of Seller (and any one or more of its Affiliates, as relevant). (c) Buyer and the Company agree not to take or cause their Affiliates to take positions contrary to the intent of this Section 13.17. Buyer and the Company hereby acknowledge

80 that each of them have discussed with their respective counsel and obtained adequate information concerning the relevant implications, advantages and risks of the waivers and provisions of this Section 13.17. Seller, Buyer and the Company further agree that each Existing Counsel and its partners and employees are third-party beneficiaries of this Section 13.17. [SIGNATURE PAGE FOLLOWS]

[Signature page to Stock Purchase Agreement] IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written. BUYER: MATRIX FINANCIAL SERVICES CORPORATION By: /s/ William Greenberg Name: William Greenberg Title: President and Chief Executive Officer SELLER: FREEDOM MORTGAGE CORPORATION By: /s/ Stanley C. Middleman Name: Stanley C. Middleman Title: President and CEO COMPANY: ROUNDPOINT MORTGAGE SERVICING CORPORATION By: /s/ Patrick McEnerney Name: Patrick McEnerney Title: CEO